                                                                     Exhibit 2.1

                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                                  by and among,

                             TOWER AUTOMOTIVE, INC.,

                             a debtor-in-possession

                                     and its

                      DEBTOR AFFILIATE SIGNATORIES HERETO,

                                       and

                           TA ACQUISITION COMPANY, LLC

                             Dated as of May 1, 2007

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1. DEFINITIONS...................................................     1
   Section 1.1.  Certain Defined Terms...................................     1
   Section 1.2.  Other Defined Terms.....................................    12

ARTICLE 2. PURCHASE AND SALE.............................................    12
   Section 2.1.  Transfer of Acquired Assets and Assumption of Assumed
                 Liabilities.............................................    12
   Section 2.2.  Right to Contest Claims.................................    12
   Section 2.3.  Excluded Liabilities....................................    12
   Section 2.4.  Allocation of Purchase Price............................    12
   Section 2.5.  Deposit.................................................    12
   Section 2.6.  Closing.................................................    12
   Section 2.7.  Letters of Credit.......................................    12
   Section 2.8.  Closing Deliveries by Seller............................    12
   Section 2.9.  Closing Deliveries by Purchaser.........................    12

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................    12
   Section 3.1.  Organization............................................    12
   Section 3.2.  Bank Accounts; Letters of Credit........................    12
   Section 3.3.  Affiliate Transactions..................................    12
   Section 3.4.  Insurance...............................................    12
   Section 3.5.  Accounts Receivable, Inventory and Accounts Payable.....    12
   Section 3.6.  Export Control Laws.....................................    12
   Section 3.7.  Certain Payments........................................    12
   Section 3.8.  Authority; Enforceability...............................    12
   Section 3.9.  No Conflicts or Violations; Consents....................    12
   Section 3.10. Title to Assets and Location of Assets..................    12
   Section 3.11. Financial Information...................................    12
   Section 3.12. No Undisclosed Liabilities..............................    12
   Section 3.13. Absence of Certain Changes or Events....................    12
   Section 3.14. Contracts...............................................    12
   Section 3.15. Suppliers...............................................    12
   Section 3.16. Compliance with Law.....................................    12
   Section 3.17. Litigation..............................................    12
   Section 3.18. Employee Compensation and Benefit Plans; ERISA..........    12
   Section 3.19. Labor and Employment Matters............................    12
   Section 3.20. Properties..............................................    12
   Section 3.21. Intellectual Property...................................    12
   Section 3.22. Environmental Laws......................................    12
   Section 3.23. Brokers.................................................    12

   Section 3.24. Tax Matters.............................................    12
   Section 3.25. Disclosure..............................................    12
   Section 3.26. No Other Representations or Warranties..................    12

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER...................    12
   Section 4.1.  Organization............................................    12
   Section 4.2.  Authority; Enforceability...............................    12
   Section 4.3.  Non-Contravention.......................................    12
   Section 4.4.  Governmental Consents...................................    12
   Section 4.5.  Financing...............................................    12
   Section 4.6.  Brokers.................................................    12
   Section 4.7.  Acquired Assets "AS IS"; Purchaser's Acknowledgment
                 Regarding Same..........................................    12

ARTICLE 5. ADDITIONAL AGREEMENTS.........................................    12
   Section 5.1.  Conduct of Business Prior to the Closing................    12
   Section 5.2.  Access to Information...................................    12
   Section 5.3.  Superior Offers.........................................    12
   Section 5.4.  Bankruptcy Court Orders.................................    12
   Section 5.5.  Notice of Filings.......................................    12
   Section 5.6.  Further Action; Reasonable Best Efforts.................    12
   Section 5.7.  Public Announcements....................................    12
   Section 5.8.  Availability of Business Records; Cooperation Following
                 the Closing.............................................    12
   Section 5.9.  Financing Assistance....................................    12
   Section 5.10. Further Assurances......................................    12
   Section 5.11. Reorganizations.........................................    12
   Section 5.12. Transfer Taxes..........................................    12
   Section 5.13. Name Change.............................................    12
   Section 5.14. Certain Contract Matters................................    12
   Section 5.15. Certain Tax Matters.....................................    12
   Section 5.16. Assumed Contracts and Cure Amounts......................    12

ARTICLE 6. EMPLOYEE MATTERS..............................................    12
   Section 6.1.  Employee Matters........................................    12
   Section 6.2.  Management Incentive Plan...............................    12

ARTICLE 7. CONDITIONS TO CLOSING.........................................    12
   Section 7.1.  Mutual Conditions to Closing............................    12
   Section 7.2.  Conditions to Obligations of Purchaser..................    12
   Section 7.3.  Conditions to Obligations of Seller.....................    12

ARTICLE 8. TERMINATION, AMENDMENT AND WAIVER.............................    12
   Section 8.1.  Termination.............................................    12

   Section 8.2.  Effect of Termination...................................    12
   Section 8.3.  Amendment...............................................    12
   Section 8.4.  Waiver..................................................    12

ARTICLE 9. GENERAL PROVISIONS............................................    12
   Section 9.1.  Non-Survival of Representations, Warranties and
                 Agreements..............................................    12
   Section 9.2.  Materiality; Company Disclosure Schedule................    12
   Section 9.3.  Notices.................................................    12
   Section 9.4.  Severability............................................    12
   Section 9.5.  Entire Agreement........................................    12
   Section 9.6.  Assignment..............................................    12
   Section 9.7.  No Third Party Beneficiaries............................    12
   Section 9.8.  Governing Law...........................................    12
   Section 9.9.  Jurisdiction............................................    12
   Section 9.10. Waiver of Jury Trial....................................    12
   Section 9.11. Counterparts; Electronic Transmission...................    12
   Section 9.12. Interpretation..........................................    12
   Section 9.13. Expenses................................................    12
   Section 9.14. Currency................................................    12
   Section 9.15. Preparation of this Agreement...........................    12
   Section 9.16. Releases................................................    12

                                    EXHIBITS

Exhibit A             - Form of Assignment and Assumption Agreement
Exhibit B             - Form of Bill of Sale
Exhibit C             - Marketing Protocol Order
Exhibit D             - Escrow Agreement
Exhibit E             - Form of Plan
Exhibit F             - Form of Sale Order

                                    SCHEDULES

Schedule 1.1(a)(i)    - Chapter 5 Claims
Schedule 1.1(a)(ii)   - Excluded Chapter 5 Claims
Schedule 1.1(a)(iii)  - Seller's Budget
Schedule 1.1(a)(iv)   - Excluded Foreign Entity
Schedule 1.1(a)(v)    - Additional Excluded Assets
Schedule 1.1(a)(vi)   - Knowledge Officers
Schedule 1.1(a)(vii)  - Retiree Benefits Settlements
Schedule 1.1(a)(viii) - Pre-petition Secured Tax Obligations
Schedule 1.1(a)(ix)   - Allowed Priority Tax Obligations - Taxes
Schedule 3.1(b)       - Organization (Domestic)
Schedule 3.1(b)       - Organization (Foreign)
Schedule 3.1(c)       - Options
Schedule 3.2(a)       - Bank Accounts
Schedule 3.2(b)       - Letters of Credit
Schedule 3.3          - Affiliate Transactions
Schedule 3.4          - Insurance
Schedule 3.5(c)       - Accounts Payable
Schedule 3.6          - Export Control Laws
Schedule 3.7          - Certain Payments
Schedule 3.8          - Authority
Schedule 3.9          - Conflicts and Consents
Schedule 3.10         - Encumbrances on Foreign Assets
Schedule 3.11(a)      - Financial Information
Schedule 3.12         - Undisclosed Liabilities
Schedule 3.13         - Absence of Certain Changes or Events
Schedule 3.14(a)      - Contracts
Schedule 3.14(b)      - Accommodation Agreements
Schedule 3.14(c)      - Outstanding Balances
Schedule 3.14(d)      - Exceptions to Validity of Contracts
Schedule 3.14(e)      - Violation and Default
Schedule 3.14(f)      - Foreign Indebtedness
Schedule 3.14(g)      - Foreign Unrestricted Cash Balances
Schedule 3.14(h)      - Non-Foreign Indebtedness
Schedule 3.14(i)      - Non-Foreign Unrestricted Cash Balances

Schedule 3.15(a)      - Top Ten Suppliers
Schedule 3.15(b)      - Changes in Supplier Relationships
Schedule 3.16         - Compliance with Law
Schedule 3.17         - Litigation
Schedule 3.18(a)      - Employee Plans
Schedule 3.18(b)      - Assumed Plans
Schedule 3.18(d)      - Changes to Employee Plans
Schedule 3.18(e)      - Continuing Pension Benefits
Schedule 3.19(a)      - Labor and Employment Matters
Schedule 3.19(b)      - Plant Closings and Layoffs
Schedule 3.19(c)      - Open U.S. Facilities Collective Bargaining Agreements
                        and Relationships
Schedule 3.20(a)      - Owned Real Property
Schedule 3.20(b)      - Leased Real Property
Schedule 3.20(c)      - Title Policies and Holders of Encumbrances
Schedule 3.21(a)      - Intellectual Property
Schedule 3.22         - Environmental Laws
Schedule 3.23         - Brokers
Schedule 3.24         - Tax
Schedule 5.1(a)(x)    - Consents
Schedule 5.1(b)       - Conduct Prior to Closing (restrictions)
Schedule 5.2(a)(i)    - Contact Group
Schedule 5.5          - Notice of Filing
Schedule 5.16         - Assumed Contracts
Schedule 7.2(f)       - Required Consents

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT, dated as of May 1, 2007 (this "AGREEMENT"), by and among Tower Automotive, Inc., a Delaware corporation, a debtor-in-possession (the "COMPANY"), the debtor affiliates of the Company that are signatories to this Agreement (the Company and, such debtor affiliates are referred to collectively herein as "SELLER"), and TA Acquisition Company, LLC, a Delaware limited liability company ("PURCHASER"). Seller and Purchaser, each a "PARTY" and, collectively, the "PARTIES."

                                   WITNESSETH:

          WHEREAS, on February 2, 2005, each of the Persons included within the definition of Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT"), which cases are jointly administered under Case No. 05-10578 (ALG) (the "BANKRUPTCY CASE"); and

          WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase from Seller substantially all of the assets of Seller and to assume from Seller certain Liabilities, pursuant to the terms and conditions set forth in this Agreement in accordance with sections 105, 363, 365, 1123(a)(5)(D) and 1141(c) of the Bankruptcy Code.

          NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, representations and warranties herein contained, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

          Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ACQUIRED ASSETS" means, except for the Excluded Assets,

               (a) all of the property and assets of Seller including, but not limited to: all property, real and personal; all assets, whether tangible or intangible; all cash and cash equivalents; all accounts receivable; all intercompany receivables including all claims against Foreign Entities; all deposits relating to any Assumed Contracts; all prepaid expenses relating to Acquired Assets or Assumed Contracts; all inventory; all rights in patents, trademarks, copyrights and all other Intellectual Property (including all computer software or systems) owned, controlled or licensed (subject to any rights therein previously granted by Seller to a third party), all rights to payment from the licensees of Intellectual Property pursuant to section 365(n) of the Bankruptcy Code; all Chapter 5 claims (the "CHAPTER 5 CLAIMS") (including, but not limited to, those set forth on Schedule 1.1(a)(i)) other than those set forth on Schedule 1.1(a)(ii) attached hereto); all other claims of any kind other than (i) claims in respect of Excluded Assets and (ii) claims directly related to Excluded Liabilities which (A) are not Liabilities to customers, suppliers or other business relations with whom Purchaser does business after the Closing and (B) which are identified to Purchaser in advance of any action being taken to collect on such claims and as to which Purchaser does not object to such claim being asserted in its reasonable discretion, all Business Records; all beneficial tax attributes, if any, to the extent transferable by applicable law; all of the stock, limited liability interests, partnership interests, joint venture interests or any other equity interests held by any of the Tower Group entities (whether a majority or a minority interest and including, but not limited to, the capital stock or equity interests of the Foreign Entities (including, without limitation, all interests in Metalsa), but not the capital stock of Seller), and all good will;

               (b) the following to the extent they relate to any Acquired Asset, Assumed Contract, Assumed Liability or any claim or allegation that Purchaser is liable or responsible for a Liability of Seller, whether or not Purchaser has assumed such Seller Liability: claims, credits, security or other deposits, including recoverable deposits, prepayments, prepaid assets, prepaid expenses, prepaid rent, deferred charges, refunds or claims for refunds, causes of action (including, but not limited to, any recovery with respect to litigation involving Metalsa), defenses, counterclaims, crossclaims, third party claims, rights of recovery, rights of setoff and rights of recoupment, insurance proceeds and all rights under historical or current insurance policies of any member of the Tower Group, and, in each case, security interests relating thereto, as applicable, as of the Closing Date;

               (c) all the assets that are reflected on the Balance Sheet provided such assets have not been disposed of by the Tower Group in the ordinary course of business or pursuant to an Order of the Bankruptcy Court, and all assets acquired by the Tower Group in the ordinary course of business or pursuant to an Order of the Bankruptcy Court after the Balance Sheet Date; and

               (d) all trusts, insurance contracts, accounts and funding arrangements relating to any Assumed Plans.

          For avoidance of doubt, notwithstanding anything herein to the contrary, no property, asset, right, title or interest of Seller included in the definition of Excluded Asset shall be an Acquired Asset.

          "ACQUISITION PROPOSAL" means any proposal or offer (i) for a merger or other business combination involving the Tower Group, (ii) to acquire in any manner, directly or indirectly, an equity interest in the Tower Group or any voting securities of the Tower Group, (iii) to acquire any portion of the assets of the Tower Group, other than in the ordinary course of business or (iv) in respect of any plan of reorganization other than the Plan.

          "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

          "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

          "ALLOWED" means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by Seller in its Schedules as neither disputed, contingent nor unliquidated and for which the claim amount has not been identified as unknown, and as to which Seller or other party in interest has not filed an objection with the Bankruptcy Court by the Claims Objection Bar Date; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with Seller of amount and nature of Claim executed on or after the Confirmation Date; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the applicable bar date or has otherwise been deemed timely Filed under applicable law; (e) a Claim that is allowed pursuant to the terms hereof; or (f) a Disputed Claim as to which a proof of claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date. Each capitalized term used in this definition that is not otherwise defined herein, shall have the respective meaning assigned to such term in the Plan.

          "ALLOWED PRIORITY CLAIMS" means any claim accorded priority in right of payment pursuant to section 507(a) of the Bankruptcy Code.

          "ALLOWED SECURED CLAIMS" has the meaning set forth in the Plan.

          "ALTERNATIVE TRANSACTION" means a transaction that involves a sale of a material portion of the Acquired Assets, a Chapter 11 plan or a Chapter 7 liquidation.

          "ANCILLARY AGREEMENTS" means the Escrow Agreement, the Assignment and Assumption Agreement, the Bill of Sale and the Intellectual Property Assignments.

          "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" means an assignment and assumption agreement in the form and substance of Exhibit A attached hereto.

          "ASSUMED CONTRACTS" means those of Seller's Collective Bargaining Agreements identified on Schedule 3.19(c), the Change in Control Agreements, the KERP Agreements and subject to Section 5.16 herein any other contract expressly set forth on Schedule 5.16 attached hereto.

          "ASSUMED LIABILITIES" means, and is limited to:

               (a) The following post-petition Liabilities of Seller expressly set forth in this definition:

                    (i) all Working Capital Obligations;

                    (ii) all benefit obligations pursuant to the Consolidated Pension Plan and the other Assumed Plans;

                    (iii) all contingent Liabilities payable pursuant to the terms of the Change in Control Agreements;

                    (iv) the KERP Liability;

                    (v) all Liabilities pursuant to Assumed Contracts arising after the Closing. For avoidance of doubt, such obligations shall not include any amounts necessary to satisfy the Cure Amounts pursuant to Bankruptcy Code section 365 in connection with the assignment and assumption of the Assumed Contracts;

                    (vi) all statutory environmental Liabilities which (A) arise under Environmental Laws, (B) are associated with real property acquired by Purchaser or its Affiliates hereunder, (C) are enforced by a Governmental Entity and (D) are not "claims" as defined in section 101(5) of the Bankruptcy Code;

                    (vii) the current balance due with respect to the Marsh Financing, provided all benefits of such insurance policies are received by or are available to Purchaser, as contemplated in the definition of Acquired Assets;

                    (viii) if no amount is paid by Purchaser for the IRB Payment pursuant to Section 2.1(a)(iii), all Seller's Liabilities pursuant to the Industrial Revenue Bonds; and

                    (ix) the Retiree Benefits Settlements (to the extent provided therein).

               (b) pre- and post-petition workers compensation claims.

               (c) Notwithstanding anything set forth to the contrary in this Agreement, Assumed Liabilities shall not include any amounts included in the categories constituting the Capped Payments.

          "ASSUMED PLANS" means the Consolidated Pension Plan and the other Employee Plans expressly set forth on Schedule 3.18(b) attached hereto.

          "ASSUMED PLAN DOCUMENTS AND RECORDS" shall mean any and all written records, documents and communications of, or relating to, any Assumed Plan, including without limitation any and all correspondence, governmental filings, reports, financial statements, trust statements, plan documents, trust documents, amendments, summary plan descriptions, participant and benefit data, benefit statements, administrative forms, administrative manuals, domestic relations orders, minutes of any administrator or fiduciary, fiduciary liability insurance policies, vendor contracts, and investment advisor, management and trust agreements.

          "AUCTION" means the auction that may be conducted by Seller pursuant to the Marketing Protocol Order.

          "BANKRUPTCY CASE CLAIM" means, individually or collectively, the Allowed Secured Claims, the Bankruptcy Related Administrative Claims, the Allowed Priority Claims, and the Cure Amounts.

          "BANKRUPTCY RELATED ADMINISTRATIVE CLAIMS" means all Allowed administrative claims relating to:

               (a) all professional fees, whether or not related to the Bankruptcy Case, but not including the advisor fees referred to in clause (b) of this definition;

               (b) Allowed advisor fees to (i) Lazard Freres & Co., LLC as provided in its engagement letter with Seller as approved by Order of the Bankruptcy Court, dated June 15, 2005, a true and complete copy of which was provided to Purchaser, and (ii) to Houlihan Lokey Howard & Zukin, Inc. as provided in its engagement letter with the Official Committee of Unsecured Creditors as approved by Order of the Bankruptcy Court, dated June 14, 2005, a true and complete copy of which was provided to Purchaser;

               (c) the KERP Liability;

               (d) the non-1114 related settlement payment due to the Milwaukee Unions in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) as set forth in Article III.G of that certain Agreement between Seller and the Milwaukee Unions under 11 U.S.C. Sections 1113 and 1114, and, approved by that certain Order Approving Settlement Agreement With The Milwaukee Unions, dated May 22, 2006 (Bankruptcy Court Docket Number 1492); and

               (e) (i) Goldman Sachs (DR Lease rejection claim), (ii) Watershed Capital Partners claim, (iii) United Furniture Workers claim; (iv) reclamation claims; and (v) other administrative claims not included in the Working Capital Obligations.

          Notwithstanding the foregoing, no Bankruptcy Related Administrative Claim shall be included in or deemed a part of the Working Capital Obligations.

          "BILL OF SALE" means the bill of sale in the form and substance of Exhibit B attached hereto.

          "BUDGET" means that certain budget of Seller, dated January 11, 2007 as attached hereto as Schedule 1.1(a)(iii).

          "BUDGETED EXCHANGE RATES" means 0.80 Euro = 1.00 US Dollar, 2.45 Brazilian Real = 1.00 US Dollar, 1,000 Korean Won = 1.00 US Dollar and 7.88 Chinese RMB = 1.00 US Dollar.

          "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

          "BUSINESS RECORDS" means all books, records, ledgers and files or other similar information used or held for use in the operation or conduct of business by the Tower Group, including, without limitation, price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials, Tax Returns (except Purchaser shall only be entitled to a copy of income Tax Returns), contracts, instruments, filings, administrative and pricing manuals, records, Claim records, sales records, underwriting records, financial records, compliance records, insurance policies, and Tax records (except Purchaser shall only be entitled to a copy of Tax records), personnel records, corporate minute books, Assumed Plan Documents and Records and other materials to the extent relating, directly or indirectly, to the Acquired Assets, the Assumed Contracts or the Assumed Liabilities, or the assets, the businesses or the Liabilities of any Foreign Entity, whether or not in the possession of the Tower Group or their respective representatives, stored in hardcopy form or on magnetic, optical or other media, other than in respect of the Excluded Assets.

          "CAPPED PAYMENTS BAR DATE" means the date that is thirty six (36) months after the Closing Date; provided, however that Seller or the Post-Consummation Trust, as the case may be, may, with either (i) agreement of Purchaser or (ii) upon Order of the Bankruptcy Court following application for good cause shown, extend the Capped Payments Bar Date for a period of time not to exceed an additional twenty four (24) months.

          "CHANGE IN CONTROL" has the meaning set forth in those certain Change in Control Agreements by and between each of the CIC Employees and the Company.

          "CHANGE IN CONTROL AGREEMENTS" means the agreements entered into between Seller and each of the CIC Employees identified as Change in Control Agreements on Schedule 3.14(a).

          "CIC EMPLOYEES" means the following individuals: Kathleen Ligocki, James Mallak, D. William Pumphrey, E. Renee Franklin, Kathy Johnston, Paul Radkoski, Jeffrey Kersten, James Bernard, Craig Corrington, Orrie Jones, Susan Nutson, Benson Woo, David Ro, Gyula Meleghy, Vincent Pairet, Gerrit Kotterman, Susan Talbot and Hans Grosse.

          "CLAIMS" means any and all actions, causes of action, suits, damages, losses, expenses, fees, charges, costs, complaints, obligations, promises, controversies, rights, demands, debts, Encumbrances, taxes, lis pendens and claims whatsoever, whether known or unknown, suspected or claimed, whether at law or in equity, and whether contingent or not contingent, which any Person may now possess, own or hold or has at any time heretofore owned or held against Seller, including any claim as defined in section 101(5) of the Bankruptcy Code.

          "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "COLLECTIVE BARGAINING AGREEMENT" means any labor agreement, collective bargaining agreement or any other labor related agreement or arrangement with any labor union, organization or association that pertains to any employees of the Tower Group.

          "COMPANY SUBSIDIARIES" means the Subsidiaries of the Company, including, without limitation, those which are included in the definition of Seller.

          "CONFIDENTIALITY AGREEMENT" means that certain confidentiality agreement, dated May 15, 2006, between Cerberus Capital Management, L.P. and the Company.

          "CONFIRMATION ORDER" means an Order confirming the Plan in form and substance as may be approved by Purchaser in its reasonable discretion.

          "CONSOLIDATED PENSION PLAN" means the Tower Automotive Consolidated Pension Plan (plan number 016).

          "CURE AMOUNTS" means all amounts and other consideration that pursuant to section 365 of the Bankruptcy Code, as of the Closing Date, shall be required to cure any defaults on the part of Seller pursuant to Assumed Contracts or that will be otherwise due to nondebtor parties pursuant to Assumed Contracts, as a prerequisite to the assignment and assumption of such Assumed Contracts pursuant to section 365 of the Bankruptcy Code.

          "DIP LENDERS" means, collectively, those financial institutions party to the DIP Loan Credit Agreement and all permitted assigns, transferees and successors-in-interest thereto.

          "DIP LOAN" means collectively the DIP Revolver and the DIP Term Loan.

          "DIP LOAN CREDIT AGREEMENT" means that certain Revolving Credit, Term Loan and Guaranty Agreement, dated February 2, 2005, among Seller, the DIP Lenders and certain other parties thereto, as amended, supplemented or modified from time to time.

          "DIP REVOLVER" means that certain $300,000,000 revolving credit facility component of the DIP Loan Credit Agreement.

          "DIP TERM LOAN" means that certain $425,000,000 term loan component of the DIP Loan Credit Agreement, used by Sellers to repay, in full, certain prepetition first-lien indebtedness.

          "ENCUMBRANCE" means any lien, pledge, security interest, interest, right of first refusal or conditional sale agreement.

          "ENVIRONMENTAL LAW" means any applicable federal, state, county, municipal and local statutes, Laws, regulations, ordinances and regulations and all judicial or administrative decisions and Orders, that relate to the protection of worker safety and health from environmental hazards, pollution, and Regulated Substances or the assessment, investigation, remediation, restoration or protection of natural resources or the environment, including, without limitation, the quality of the ambient air, soil (both surface and subsurface), sediments, surface water or groundwater, whether currently existing as of the date of this Agreement or hereafter adopted prior to the Closing Date.

          "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ESCROW AGENT" means Wells Fargo Bank, National Association.

          "ESCROW AGREEMENT" means the escrow agreement attached hereto as Exhibit D.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "EXCLUDED ASSETS" means (i) any and all rights of any Seller pursuant to this Agreement and the Ancillary Agreements, (ii) (A) the Chapter 5 Claims set forth on Schedule 1.1(a)(ii) attached hereto, including any cash proceeds from any settlements thereof received by Seller prior to the Closing and (B) (i) claims in respect of Excluded Assets and (ii) claims directly related to Excluded Liabilities which (I) are not Liabilities to customers, suppliers or other business relations with whom the Purchaser does business after the Closing and (II) which are identified to Purchaser in advance of any action being taken to collect on such claims and as to which Purchaser does not object to such claim being asserted in its reasonable discretion, (iii) any asset or contract which Purchaser identifies in writing to Seller by June 22, 2007; provided, that for avoidance of doubt, the exclusion of any such asset or contract shall not reduce or otherwise affect the amount of the Purchase Price, (iv) any nonmaterial asset or contract which Purchaser identifies in writing to Seller from June 23, 2007 until the date that is at least ten (10) Business Days prior to the Closing; provided, that for avoidance of doubt, the exclusion of any such asset or contract shall not reduce or otherwise affect the amount of the Purchase Price, (v) any equity interests in any of the Sellers, (vi) any Foreign Entity identified on Schedule 1.1(a)(iv) or as hereafter determined by Purchaser (provided however that any Foreign Entity which Purchaser wishes to exclude must be identified in writing to Seller by June 22, 2007), (vii) the assets identified on Schedule 1.1(a)(v), and (viii) all beneficial tax attributes to the extent not transferable by applicable law and Seller's United States federal net operating loss carryforwards. For purposes of clause (iv) of this definition only, "nonmaterial asset" does not include (X) any land or buildings, structures, fixtures or other improvements located thereon, or (Y) any asset or group of related assets for which Seller could reasonably be expected to incur fees, expenses or other Liability, net of any proceeds received, in excess of Five Hundred Thousand Dollars ($500,000) to dispose of any single or group of related assets. Notwithstanding any other provision of this definition, any asset excluded pursuant to any of clauses (iii), (vi) or (vii) shall not be an Acquired Asset. Nothing contained in this definition shall affect or impair any right of Purchaser to reject contracts under Section 5.16 hereof. The designation of certain assets as "nonmaterial" for purposes of the notice provisions of this definition shall not affect the determination of materiality for any other purpose. Notwithstanding the foregoing, Purchaser shall have the right at any time prior to Closing, in its sole discretion, to designate any asset that it had identified as an Excluded Asset pursuant to clauses (iii), (iv), (vi) or (vii) of this definition as an Acquired Asset.

          "EXCLUDED LIABILITIES" means any Liabilities of Seller other than Assumed Liabilities, including, without limitation, (a) Liabilities directly associated with the Excluded Assets, (b) any Indebtedness of Seller (other than the Industrial Revenue Bonds if the Purchaser elects to assume such Liability),
(c) pre-petition Liabilities, Liabilities accruing pre-petition and Liabilities otherwise not expressly assumed by Purchaser hereunder including, without limitation, environmental liabilities, all other post employment benefits including, but not limited to, healthcare and life insurance, and obligations in respect of retirees other than Retiree Benefits Settlements, (d) all Liabilities, if any, associated with Tower Automotive Capital Trust, Seller's variable interest entity, (e) any Liability expunged by Order of the Bankruptcy Court, (f) any Liability associated with any proceeding, litigation or investigation respecting Seller, except as may be expressly assumed hereunder, and (g) indemnification agreements with Persons who are not Governmental Authorities with respect to Liabilities under any Environmental Law including, without limitation, pursuant to that certain Asset Purchase Agreement, dated as of January 27, 1997, among A.O. Smith Corporation, A.O. Smith Enterprises Ltd., Tower Automotive Acquisition, Inc., Tower Automotive, Inc. and R.J. Tower Corporation and any claims related thereto.

          "FINAL ORDER" means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

          "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.

          "FOREIGN ENTITY" means any entity within the Tower Group which was incorporated, formed, existed or exists pursuant to the Laws of a country other than the United States.

          "FOREIGN FINANCIAL INDEBTEDNESS" means, with respect to the Foreign Entities, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,
(c) all obligations (including, without limitation, earnout obligations) of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP,
(d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guaranty obligations of such Person with respect to Indebtedness of another Person, (f) the principal portion of all obligations of such Person pursuant to capital leases, (g) all reimbursement obligations in respect of the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred capital stock issued by such Person and, which by the terms thereof, could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (i) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer (other than Metalsa), and (j) factoring, receivables financing or securitziations (whether or not on the balance sheet, and whether or not recourse); provided, however, Foreign Financial Indebtedness shall not include any intercompany payables.

          "GAAP" means United States generally accepted accounting principles in effect from time to time.

          "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INDEBTEDNESS" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (e) all obligations of such Person under take-or-pay or similar arrangements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranty obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person pursuant to capital leases, (i) all obligations of such Person under hedging agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred capital stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer (other than Metalsa) and (n) factoring, receivables financing or securitziations (whether or not on the balance sheet, and whether or not recourse); provided, however, Indebtedness shall not include any intercompany payables, operating leases or the Marsh Financing.

          "INDUSTRIAL REVENUE BONDS" means those certain (a) $25,000,000 aggregate principal amount City of Bardstown, Kentucky Taxable Variable Rate Demand Industrial Revenue Bonds, Series 1995 (R.J. Tower Corporation Project) and (b) $20,000,000 aggregate principal amount City of Bardstown, Kentucky Taxable Variable Rate Demand Industrial Revenue Bonds, Series 1994 (R.J. Tower Corporation Project).

          "INTELLECTUAL PROPERTY" means any and all United States or foreign intellectual property, including (i) patents, patent applications and patent disclosures, together with all reissuances, continuations, provisionals, continuations-in-part, divisions, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names and trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) registrations for Internet domain names, (v) trade secrets and confidential business information, including inventions, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications, (vi) moral rights and rights of attribution, and (vii) computer software, including databases and related documentation.

          "INTERESTS" means all encumbrances, including mechanics', materialmen's and other consensual and nonconsensual encumbrances and statutory encumbrances, security interests and Claims, including, but not limited to, any "claim" as defined in section 101(5) or "lien" as defined in section 101(37) of the Bankruptcy Code, Liabilities, reclamation claims, mortgages, deeds of trust, pledges, covenants, restrictions, hypothecations, charges, indentures, loan agreements, instruments, contracts, leases, licenses, options, rights of first refusal, offsets, recoupment, rights of recovery, judgments, Orders and decrees of any court or foreign or domestic Governmental Authority, claims for reimbursement, contribution, indemnity or exoneration, assignment, preferences, debts, charges, suits, licenses, options, rights of recovery, products liability, alter-ego, environmental, successor liability, tax and other liabilities, causes of action or other encumbrances or restrictions on or conditions to transfer or assignment of any kind, including, without limitation to the generality of the foregoing, restrictions or conditions on or to the transfer, assignment or renewal of licenses, permits, registrations, and authorizations or approvals of or with respect to any Governmental Authority, to the fullest extent of the law, in each case whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, Allowed or disallowed, contingent or noncontingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, or known or unknown, whether arising prior to, on, or subsequent to the commencement of the Bankruptcy Case, whether imposed by agreement, understanding, Law, equity or otherwise.

          "IRS" means the United States Internal Revenue Service.

          "KERP LIABILITY" means all amounts payable, up to a maximum of Five Million Eight Hundred Thousand Dollars ($5,800,000), at or after the Closing under the "Retention Program" approved by that certain Order, dated March 30, 2005, Pursuant to Sections 105(a) and 363(b)(1) of the Bankruptcy Code, Approving and Authorizing (I) Seller's Annual Incentive Plan With Respect to Certain Senior Executives; (II) a Key Employee Retention Program; and (III) Certain of Seller's Prepetition Severance Obligations. Seller has furnished to Purchaser true and complete copies of the agreements entered into with employees of Seller under the Key Employee Retention Program, including all transition bonus agreements (referred to collectively, as the "KERP AGREEMENTS") prior to the execution and delivery of this Agreement.

          "KNOWLEDGE" means,

                    (i) with respect to Purchaser, the actual knowledge on the date hereof of the executive officers of Purchaser upon due inquiry and investigation; and

                    (ii) with respect to Seller, the actual knowledge on the date hereof of the officers, directors, and certain key employees of the Tower Group set forth on Schedule 1.1(a)(vi) attached hereto who are primarily responsible for the relevant area as to which the representation in which "Knowledge" is used, upon due inquiry and investigation.

          "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or other requirement of law of a Governmental Authority or any Order.

          "LIABILITY" and "LIABILITIES" means, as to any Person, all Indebtedness, claims of any kind or nature, including contingent or unliquidated claims or any other claims falling within the definition set forth in section 101(5) of the Bankruptcy Code, Interests, commitments, responsibilities and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person's balance sheet or other books and records, including Taxes.

          "MARKETING PROTOCOL ORDER" means that Order of the Bankruptcy Court attached hereto as Exhibit C.

          "MARSH FINANCING" means loans made for the sole purpose of financing Seller's insurance premiums paid for the balance of the current year.

          "MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence, development, circumstance or state of facts materially adverse to the business, properties, operations, financial condition or results of operations of the Acquired Assets (including the Foreign Entities and their respective businesses), the Assumed Contracts and the Assumed Liabilities of the Tower Group, taken as a whole or which materially impair the ability of Seller to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, the following shall be excluded from any determinations as to whether a Material Adverse Effect has occurred: any change, effect, event, occurrence, development, circumstance or state of facts in general economic or political conditions, conditions in the United States or worldwide capital markets and any act of terrorism or any outbreak of hostilities or war.

          "NET FOREIGN FINANCIAL INDEBTEDNESS" means an amount, calculated pursuant to GAAP and using Budgeted Exchange Rates, equal to:

                    (i) the average daily balance for the thirty (30) calendar days immediately preceding the Closing Date of the Foreign Financial Indebtedness; less

                    (ii) the average daily balance for the thirty (30) calendar days immediately preceding the Closing Date of the unrestricted cash on hand of the Foreign Entities. For avoidance of doubt, any restricted cash shall not be deducted for the purposes of clause (ii) of this definition of Net Foreign Financial Indebtedness, which such restricted cash shall include, without limitation, the restricted cash related to that certain Lease Agreement (and related agreements) by and between Tower Automotive, Belgium B.V.B.A. and ABB Credit AB, dated as of December 21, 2001, as amended.

          "ORDER" means any decree, order, injunction, rule, judgment, consent of, or by any Governmental Authority.

          "PARTIAL ACQUISITION" means a transaction pursuant to which Seller agrees to sell or otherwise transfer less than all of the Acquired Assets.

          "PERMITTED ENCUMBRANCES" means:

                    (i) tax liens with respect to Taxes not yet due and payable or post-petition Taxes being contested in good faith;

                    (ii) interests or title of a third party under or to any Assumed Contract, including as to any Leased Real Property, any Encumbrance, Claim, or Interest affecting the interest of the lessor thereof as it relates to such lessor's interest in the Leased Real Property;

                    (iii) nonexclusive licenses of Intellectual Property owned by the Tower Group that have been granted by the Tower Group in the ordinary course of business and any restrictions on conditions to the transfer, assignment or renewal of any licenses of Intellectual Property owned by third parties and licensed to the Tower Group, provided such restrictions were entered into in the ordinary course of business;

                    (iv) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and Encumbrances, Claims, or Interests not interfering with the ordinary conduct of the business or operations conducted on the particular site;

                    (v) zoning, entitlement, conservation restriction and other land use and environmental regulations or building codes which are imposed by Governmental Authorities; provided, that none of the foregoing in this clause
(v) would have a material adverse effect upon the continued use of the property to which they relate in the conduct of the business or operations as currently conducted thereon;

                    (vi) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary Encumbrances, Claims, and Interests on title to real property; provided, that none of the foregoing in this clause (vi) would have a material adverse effect upon the continued use of the property to which they relate in the conduct of the business or operations currently conducted thereon; and

                    (vii) such other imperfections or irregularities in title disclosed to Purchaser on title reports and identified on Schedule 3.20(c) attached hereto; provided, that none of the foregoing in this clause (vii) would have a material adverse effect upon the continued use of the property to which they relate in the conduct of the business or operations currently conducted thereon.

          "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity formed, incorporated or existing pursuant to any Law.

          "PLAN" means the joint Chapter 11 plan of Seller substantially in the form and substance of Exhibit E attached hereto, with such changes as may be approved by Purchaser in its reasonable discretion.

          "POST-CONSUMMATION TRUST" has the meaning set forth in the Plan.

          "PURCHASE PRICE" shall mean the sum of the DIP Payment, the Second Lien Payment, the IRB Payment, the Unsecureds Claim Payment, the Unsecureds Fund Payment, the Allowed Secured Claims Payment, the Allowed Administrative Claims Payment, the Allowed Priority Claims Payment, the Cure Amounts Payment, the Indemnification Payment, the Tail Payment and the Escrow Fee Payment.

          "REGULATED SUBSTANCE(S)" means any substance, material, compound, pollutant or waste regulated under any Environmental Law including, without limitation, radiation, noise, odors, asbestos, PCBs, petroleum and petroleum containing materials.

          "RETIREE BENEFITS SETTLEMENTS" means the settlements respecting certain "retiree benefits" (within the meaning set forth in section 1114 (a) of the Bankruptcy Code) the material terms of which are reflected on Schedule 1.1(a)(vii), which shall be memorialized in settlement agreements in form and substance reasonably acceptable to Purchaser, as approved by the Bankruptcy Court; provided, however that any deviation from the terms set forth on Schedule 1.1(a)(vii) shall require Purchaser's approval in its absolute and sole discretion.

          "SALE ORDER" means an Order substantially in the form and substance of Exhibit F attached hereto with such changes as may be approved by Purchaser in its reasonable discretion.

          "SEC" means the United States Securities and Exchange Commission.

          "SECOND LIEN LOAN" means that certain Second Lien Pledge and Security Agreement, dated as of May 24, 2004, by and among R.J. Tower Corporation as borrower, certain guarantors, various lenders and Silver Point Capital Fund LP, as amended, supplemented or otherwise modified from time to time and all instruments, security agreements, guaranties, intercreditor agreements and other documents executed in connection therewith including that certain $155,000,000 synthetic letter of credit facility governed by the Second Lien Loan.

          "SECOND LIEN NOTEHOLDERS" means, collectively, the financial institutions party to that certain $155,000,000 synthetic letter of credit facility governed by the Second Lien Loan, and all permitted assigns, transferees and successors-in-interest thereto.

          "SEC REPORTS" means, collectively, the Company's (i) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2006, June 30, 2006 and March 31, 2006 filed with the SEC on February 27, 2007, September 15, 2006 and August 4, 2006 respectively and (ii) Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on June 27, 2006.

          "SELLER EMPLOYEE" means each employee of the Seller employed in the United States.

          "SUBSIDIARIES" of a Person means, entities (i) the accounts of which would be consolidated with those of Seller in Seller's consolidated financial statements if such financial statements were prepared in accordance with GAAP, or (ii) of which securities, membership interests or other equity ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are owned, controlled or held by Seller or one or more direct or indirect Subsidiaries.

          "TAX" or "TAXES" means any federal, state, provincial, local, territorial or foreign income, gross receipts, license, capital, capital gains, payroll, wage, employment, excise, import, severance, stamp, occupation, premium, windfall profits, environmental, including Taxes pursuant to Code
Section 59A, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, ad valorem, registration, value added, goods and services, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

          "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TITLE POLICY" means, one or more owner's title insurance policies issued by a reputable title insurance company selected by Purchaser and licensed to transact business in the state or jurisdiction in which each Owned Real Property or Leased Real Property is located which policies insure title to a fee simple interest in each Owned Real Property and a leasehold interest in each Leased Real Property, in an amount reasonably satisfactory to Purchaser, and with extended coverage over the general exceptions therein, free of all Encumbrances except Permitted Encumbrances. The Title Policy shall be dated as of the Closing Date and insure title to each Owned Real Property and Leased Real Property and all recorded easements benefiting such parcels and contain such endorsements as Purchaser may reasonably request, in each such circumstance where the endorsement is available.

          "TOWER GROUP" means collectively, the Company and the Company's Subsidiaries, and a member of the Tower Group refers to any member thereof.

          "TRANSFER TAXES" means all sales, value added, goods and services, excise, multi-stage, retail sales, use and land transfer taxes, stamp duties, stamp duty reserve tax, stamp duty land tax and any other similar taxes, duties, assessments or governmental charges, together with all interest, penalties and additions imposed with respect to such amounts. For avoidance of doubt, Transfer Taxes do not include any Taxes on income, capital gains or other profits, and nothing in this Agreement shall obligate Purchaser to pay any income, capital gains or other profits Taxes arising as a result of the transactions contemplated by this Agreement.

          "TREASURY REGULATIONS" or "TREAS. REGS." means the regulations promulgated under the Code by the United States Department of the Treasury or the IRS, including temporary regulations.

          "UNSECURED CREDITORS TRUST" has the meaning set forth in the Plan.

          "WORKING CAPITAL OBLIGATIONS" means

               (a) all current Liabilities of Seller, other than any Liability included in the definition of the Purchase Price and used in the calculation of the Purchase Price paid to, or on behalf of, Seller by Purchaser at the Closing and thereafter;

                    (i) which are ordinary and customary;

                    (ii) which are related to the Acquired Assets;

                    (iii) which would be accrued by Seller as current Liabilities in accordance with GAAP applied on a consistent basis with Seller's historical accounting practices; and

                    (iv) which relate to Seller's operations occurring after February 2, 2005.

               (b) Working Capital Obligations (i) to the extent they are postpetition and satisfy clauses (a)(i), (a)(ii), (a)(iii) and (a)(iv) of this definition include, but are not limited to, (A) accounts and trade payables, (B) accrued Taxes of every kind or nature including federal, state, sales and property Taxes and Transfer Taxes, but not any capital gain, income or other Taxes arising from the transactions contemplated hereby; and with respect to Transfer Taxes arising from or related to the transactions contemplated hereby, Working Capital Obligations (and Purchaser's liability with respect to Transfer Taxes) shall be limited to, and shall not exceed, an amount up to Seven Hundred Fifty Thousand Dollars ($750,000), (C) accrued expenses and (D) accrued compensation related items including sick pay, vacation pay, holiday pay and paid time off obligations, and (ii) shall exclude Indebtedness and professional fees. The Parties also acknowledge that (X) pre-petition secured Tax obligations, including all of the Tax obligations listed on Schedule 1.1(a)(viii), to the extent Allowed, whether or not they are pre-petition, and
(Y) the Tax obligations that are Allowed Priority Claims other than Tax claims Allowed under section 507(a)(2) of the Bankruptcy Code and section 503(b) of the Bankruptcy

Code, including those listed on Schedule 1.1(a)(ix), to the extent Allowed, are not Working Capital Obligations.

               (c) Notwithstanding anything set forth to the contrary in this Agreement, Working Capital Obligations shall not include any Bankruptcy Related Administrative Claims nor any amount included within the categories making up the Capped Payments included in the Purchase Price Cap.

          Section 1.2. Other Defined Terms.

          The following terms have the meanings defined for such terms in the Sections set forth below:

                  Term                           Reference
                  ----                     --------------------
$ or Dollars                               Section 9.14
2006 Audited Statements                    Section 3.11(c)
365 Motions                                Section 5.16
Agreement                                  Preamble
Allowed Administrative Claims Payment      Section 2.1(a)(vii)
Allowed Priority Claims Payment            Section 2.1(a)(viii)
Allowed Secured Claims Payment             Section 2.1(a)(vi)
Assumed Contract List                      Section 5.16
Balance Sheet                              Section 3.11(a)(i)
Balance Sheet Date                         Section 3.11(a)(i)
Bankruptcy Case                            Recitals
Bankruptcy Code                            Recitals
Bankruptcy Court                           Recitals
Capped Payments                            Section 2.1(b)
Change in Control Agreements               Section 3.18(f)
Chapter 11 Cases                           Section 5.13
Chapter 5 Claims                           Section 1.1
Closing                                    Section 2.6
Closing Date                               Section 2.6
COBRA                                      Section 3.18(g)
Company                                    Preamble
Company Disclosure Schedule                Article 3
Cure Amount Payment                        Section 2.1(a)(ix)
Deposit                                    Section 2.5
DIP Payment                                Section 2.1(a)(i)
DOJ                                        Section 5.6(b)
DOL                                        Section 3.18(c)(vii)
EEOC                                       Section 3.19(a)(xi)
Electronic Copy                            Section 9.11(b)
Employee Plan(s)                           Section 3.18(a)(iii)
Escrow Fee Payment                         Section 2.1(a)(xii)
Financial Statements                       Section 3.11(a)
FIRPTA Affidavit                           Section 2.8(g)

                  Term                           Reference
                  ----                     --------------------
FTC                                        Section 5.6(b)
Hired Employees                            Section 6.1(b)
Indemnification Payment                    Section 2.1(a)(x)
Intellectual Property Assignments          Section 2.8(c)
IRB Payment                                Section 2.1(a)(iii)
Leased Real Property                       Section 3.20(b)
Listed Intellectual Property               Section 3.21(b)
Management Incentive Plan                  Section 6.2
Metalsa                                    Section 5.1(b)(xiii)
Name Change Filings                        Section 5.13
Monthly Representation Report              Section 5.1(a)(v)
Notice Group                               Section 5.2(a)(i)
Owned Real Property                        Section 3.20(a)
Party(ies)                                 Preamble
Purchase Price Balance                     Section 2.1(e)
Purchase Price Cap                         Section 2.1(b)
Purchaser                                  Preamble
Real Property Lease                        Section 3.20(b)
Reorganizations                            Section 5.11
Second Lien Fee Claim                      Section 2.1(a)(ii)
Second Lien Payment                        Section 2.1(a)(ii)
Seller                                     Preamble
Seller Certificate                         Section 7.2(c)
Senior Management                          Section 6.2
Subsequent Purchase Price Payment          Section 2.1(e)
Subsequent Purchase Price Payment Notice   Section 2.1(e)
Supplier(s)                                Section 3.15
Tail Payment                               Section 2.1(a)(xi)
Tail Policy                                Section 2.1(a)(xi)
Tax-Qualified Plan                         Section 3.18(h)
Termination Date                           Section 8.1(c)
Unsecureds Claim Payment                   Section 2.1(a)(iv)
Unsecureds Funds Payment                   Section 2.1(a)(v)
WARN Act                                   Section 3.19(a)(i)

                                   ARTICLE 2.

                                PURCHASE AND SALE

          Section 2.1. Transfer of Acquired Assets and Assumption of Assumed Liabilities.

               (a) On the terms and conditions contained in, and subject to the terms of, this Agreement, the Sale Order and the Confirmation Order, at the Closing Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller all of

Seller's right, title and interest, as of the Closing, in and to the Acquired Assets and Assumed Contracts, free and clear of any Claims, Interests or Encumbrances other than Permitted Encumbrances. In consideration for the sale and transfer of the Acquired Assets, Purchaser shall assume, pay, perform and discharge when due the Assumed Liabilities and shall pay to or on behalf of Seller as set forth herein, the sum of:

                    (i) the amount of cash advised by JP Morgan Chase Bank, N.A., in its capacity as agent for the DIP Lenders, in a payoff letter delivered to Seller (but subject to Purchaser's verification) prior to the Closing, as necessary to repay in full and otherwise satisfy in full all Liabilities of Seller pursuant to the DIP Loan Credit Agreement as of the Closing Date (Seller and Purchaser shall jointly instruct Escrow Agent to pay the Deposit at the Closing as part of the amount due pursuant to this Section 2.1(a)(i) and pursuant to the payoff instructions set forth in the payoff letter delivered by JP Morgan Chase Bank, N.A. to Seller at the Closing) (collectively, the "DIP PAYMENT"); plus

                    (ii) the amount of cash advised by Silver Point Capital Fund LP, as agent for the Second Lien Noteholders, in a payoff letter delivered to Seller (but subject to Purchaser's verification) prior to the Closing as necessary to repay in full and otherwise satisfy in full all Liabilities of Seller pursuant to the Second Lien Loan as of the Closing Date; provided, however, notwithstanding the foregoing, subject to Section 2.2 of this Agreement, the amount paid pursuant to this Section 2.1(a)(ii) on account of all nonlegal professional fees owed in respect of the Second Lien Loan shall not exceed Four Million Dollars ($4,000,000) (the "SECOND LIEN FEE CLAIM") in the aggregate (collectively, the "SECOND LIEN PAYMENT"); plus

                    (iii) the amount of cash advised by JP Morgan Trust Company, N.A. or its successors, in a payoff letter delivered to Seller (but subject to Purchaser's verification) prior to the Closing Date, as necessary to repay in full and otherwise satisfy in full all Liabilities of Seller pursuant to the Industrial Revenue Bonds; provided, however, if (A) Purchaser is permitted to assume the Industrial Revenue Bonds pursuant to the terms of the Industrial Revenue Bonds, (B) at least ten (10) Business Days prior to the Closing, Purchaser provides Seller written notice of its intention to assume the Industrial Revenue Bonds, (C) prior to the Closing, Purchaser satisfies all requirements necessary to allow Purchaser to assume such Industrial Revenue Bonds including replacing any letters of credit securing the Industrial Revenue Bonds, if required by the Industrial Revenue Bond holders, and (D) at the Closing, Purchaser effectively assumes all of Seller's Liability under the Industrial Revenue Bonds, then no amount shall be payable to Seller pursuant to this Section 2.1(a)(iii) (the "IRB PAYMENT"); plus

                    (iv) Ten Million Dollars ($10,000,000), which amount shall be paid to the Unsecured Creditors Trust for distribution by the Unsecured Creditors Trust pursuant to the Plan, (the "UNSECUREDS CLAIM PAYMENT"); plus

                    (v) Two Million Dollars ($2,000,000), which amount shall be paid pursuant to the Plan to the Unsecured Creditors Trust to fund the costs associated with administering the Unsecured Creditors Trust, including the prosecution of the avoidance claims or causes of action set forth on Schedule 1.1(a)(ii) attached hereto (the "UNSECUREDS FUNDS PAYMENT"); plus

                    (vi) the amount of cash necessary to repay in full and otherwise satisfy in full the Allowed Secured Claims, other than claims pursuant to the DIP Loan Credit Agreement, the Second Lien Loan and the Industrial Revenue Bonds (the "ALLOWED SECURED CLAIMS PAYMENT"); plus

                    (vii) the amount of cash necessary to repay in full and otherwise satisfy in full the Bankruptcy Related Administrative Claims (the "ALLOWED ADMINISTRATIVE CLAIMS PAYMENT"); plus

                    (viii) the amount of cash necessary to repay in full and otherwise satisfy in full all Allowed Priority Claims (the "ALLOWED PRIORITY CLAIMS PAYMENT"); plus

                    (ix) the amount of cash necessary to pay in full and otherwise satisfy in full the Cure Amounts (the "CURE AMOUNT PAYMENT"); plus

                    (x) Two Million Dollars ($2,000,000), which amount is intended to be used by Seller pursuant to the Plan to reserve against directors' and officers' indemnification claims against Seller (the "INDEMNIFICATION PAYMENT"); plus

                    (xi) an amount up to, but not exceeding, Four Million Dollars ($4,000,000) paid (or to be paid simultaneously with the Closing) (the "TAIL PAYMENT") to Seller to obtain and fully pay for a "tail" insurance policy or policies with a claims period of at least six (6) years from the Closing Date from an insurance carrier or insurance carriers with approximately equivalent credit rating as Seller's current insurance carrier (the "TAIL POLICY"), which Tail Policy shall be from an insurer, contain terms and provisions and otherwise be satisfactory to Purchaser in its reasonable discretion, with respect to directors' and officers' liability insurance in an amount and scope substantially as favorable as Seller's existing policies with respect to matters existing or occurring at or prior to the Closing Date; plus

                    (xii) Three Thousand Dollars ($3,000) for fees pursuant to the Escrow Agreement (the "ESCROW FEE PAYMENT").

               (b) Notwithstanding the actual aggregate amount of the Allowed Secured Claims Payment, the Allowed Administrative Claim Payment, the Allowed Priority Claim Payment, the Cure Amount Payment, the Indemnification Payment, and the Tail Payment (all such payments collectively referred to as the "CAPPED PAYMENTS"), under no circumstances shall Purchaser be required to pay more than Seventy Million Dollars ($70,000,000) (the "PURCHASE PRICE CAP") in respect of such Capped Payments.

               (c) At the Closing, Purchaser shall cause to be paid, (W) to Seller or, at Purchaser's election, directly to the DIP Lenders, the Second Lien Loan lenders and the Industrial Revenue Bond holders, as the case may be, on behalf of Seller, by wire transfer of immediately available funds, the DIP Payment, the Second Lien Payment and the IRB Payment (if necessary), (X) to the Unsecured Creditors Trust, the Unsecureds Claim Payment and the

Unsecureds Funds Payment, (Y) to Seller (or if established the Post-Consummation Trust) Thirty Five Million Dollars ($35,000,000) on account of the Capped Payments for payment pursuant to the Plan and (Z) to Seller the Escrow Fee Payment.

               (d) Seller or the Post-Consummation Trust, as the case may be, shall have the right, subject to the provisions of the Plan, beginning thirty
(30) days after the Closing Date and continuing until the Capped Payments Bar Date, to request, by delivering Subsequent Purchase Price Payment Notices, that Purchaser deliver Subsequent Purchase Price Payments, up to the Purchase Price Balance, in an amount necessary for Seller or the Post-Consummation Trust, as the case may be, to maintain a balance of Ten Million Dollars ($10,000,000) on account of the Capped Payments; provided, however, that other than in respect of the last Subsequent Purchase Price Payment Notice, no Subsequent Purchase Price Payment Notice may be for an amount less than Two Million Dollars ($2,000,000) irrespective of whether such minimum request amount would cause Seller or the Post-Consummation Trust, as the case may be, to then maintain a balance of less than Ten Million Dollars ($10,000,000) on account of the Capped Payments for any period of time. The first such Subsequent Purchase Price Payment Notice shall require five (5) calendar days advance notice and all other Subsequent Purchase Price Payment Notices shall require fifteen (15) calendar days advance notice.

               (e) For the purposes of this Agreement, a "SUBSEQUENT PURCHASE PRICE PAYMENT NOTICE" shall be a written notice executed by an authorized representative of Seller or the Post-Consummation Trust, as the case may be, and shall include (i) a request for payment of a specific dollar amount, (ii) an itemized summary by claim of all payments of amounts on account of Allowed claims within the categories of Capped Payments since the date of the last Subsequent Purchase Price Payment Notice and (iii) a statement as to the amount then on deposit with Seller or the Post-Consummation Trust, as the case may be. Each payment made by Purchaser to Seller or the Post-Consummation Trust, as the case may be, pursuant to the terms of Section 2.1(d) shall be deemed a "SUBSEQUENT PURCHASE PRICE PAYMENT", and such payments shall be paid by wire transfer of immediately available funds. For the purposes of this Agreement, at any point in time the "PURCHASE PRICE BALANCE" shall mean the amount of cash equal to Thirty Five Million Dollars ($35,000,000), less the sum of all Subsequent Purchase Price Payments. Notwithstanding anything set forth herein, aggregate payments pursuant to Section 2.1(c)(y) and Sections 2.1(d) and (e) may not exceed the Purchase Price Cap, and under no circumstances shall Purchaser be required or requested to pay more than Seventy Million Dollars ($70,000,000) toward the Capped Payments.

               (f) Seller or the Post-Consummation Trust, as the case may be, shall notify Purchaser a reasonable time prior to making any Capped Payments.

               (g) In the event Seller or the Post-Consummation Trust, as the case may be, receives any amount from Purchaser in respect of Capped Payments pursuant to Section 2.1(c)(y) and (y) and Sections 2.1(d) and (e), which amounts are no longer required for the payment of Capped Payments, Seller or the Post-Consummation Trust, as the case may be, shall promptly return all such amounts to Purchaser together with all interest accrued thereon. Similarly, not later than the fifth (5th) Business Day following the Capped Payments Bar Date, Seller or the Post-Consummation Trust, as the case may be, shall promptly return all such amounts then being held by Seller or the Post-Confirmation Trust, as the case may be, to

Purchaser by wire transfer of immediately available funds to an account designated by Purchaser. Seller or the Post-Consummation Trust, as the case may be, shall, upon Purchaser's reasonable request provide such information as Purchaser may request, from time to time, respecting the amount paid in respect of the Capped Payments, the balance still held by or on behalf of Seller or the Post-Consummation Trust, as the case may be, or the amounts yet to be paid to holders of claims within the categories of Capped Payments. Seller or the Post-Consummation Trust, as the case may be, shall notify Purchaser at such time as there are no further pending claims within the categories of Capped Payments.

               (h) Upon Purchaser's sale of all or substantially all of its assets prior to the satisfaction or termination of its obligations herein respecting Capped Payments, Purchaser shall either cause the buyer in such transaction to assume the Purchaser's obligations under Sections 2.1(d) through
(g), pay to Seller or the Post-Consummation Trust, as the case may be, an amount equal to the Purchase Price Balance, or provide reasonably adequate assurance of such payment with a letter of credit, but any such payment shall not be deemed a waiver of any of Purchaser's rights under Sections 2.1(d), (e), (f) or (g) including, without limitation, the right potentially to receive back amounts pursuant to Section 2.1(g).

               (i) Provided the Sale Order is entered by the Bankruptcy Court and subject to the terms thereof, Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller's right, title and interest in, to and under the Acquired Assets and Assumed Contracts free and clear of all Claims, Interests or Encumbrances (other than Permitted Encumbrances).

          Section 2.2. Right to Contest Claims. Purchaser may object and contest any filed or submitted Bankruptcy Case Claims and Second Lien Fee Claim pursuant to, among other sections, sections 105, 363 and 365 of the Bankruptcy Code (except no objection may be made to the KERP (subject to the dollar limitation provided herein), the Indemnification Payment, the Three Million Five Hundred Thousand Dollar ($3,500,000) payment due in respect of the amounts owed to the Milwaukee unions as described in the definition of Bankruptcy Related Administrative Claim clause (d) or with respect to the fees owed to the professionals identified in an e-mail, dated May 1, 2007, sent from Seller's counsel to Purchaser's counsel and received at 2:47 A.M., ET, whose fees are all subject to the approval of the Bankruptcy Court (which e-mail indicated the name of the professional, the party represented, and the nature of the services performed)). Purchaser shall have no obligation to pay any Capped Payment or any portion of the Second Lien Fee Claim unless and until such claim is Allowed by the Bankruptcy Court.

          Section 2.3. Excluded Liabilities. Except for the assumption of the Assumed Liabilities, Purchaser does not, and shall not, assume or pay any Excluded Liabilities. For avoidance of doubt, the Tower Group will not discharge or otherwise satisfy any Liabilities (including the Indebtedness) of the Foreign Entities in connection with the transactions contemplated hereby, and following the Closing, the Foreign Entities shall have all the Liabilities of the Foreign Entities immediately prior to the Closing.

          Section 2.4. Allocation of Purchase Price. Purchaser shall prepare an allocation of the Purchase Price, and all other capitalized costs, among the Acquired Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder, and any similar provision of state, provincial, local, territorial or foreign law, as appropriate. Purchaser shall deliver such allocation to Seller as promptly as practicable after the Closing Date. Promptly following receipt thereof, Seller may discuss with Purchaser and Purchaser shall consider, in good faith, any potential changes to such allocation that would result in a material decrease in state or local income Tax Liability of Seller while not resulting in a meaningful current or future increase in the income Tax Liability of Purchaser. Thereafter, Purchaser shall deliver a final allocation to Seller, which final allocation shall be binding upon Seller. Purchaser and Seller and their respective Affiliates shall report, act and file Tax Returns, including, but not limited to IRS Form 8594, in all respects and for all purposes consistent with such final allocation prepared by Purchaser. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare such allocation. Neither Purchaser nor Seller shall take any position, whether in audits, Tax Returns or otherwise, that is inconsistent with such final allocation unless required to do so by applicable law.

          Section 2.5. Deposit.

          Not later than the date that is three (3) Business Days next following the date hereof, Purchaser shall deposit with the Escrow Agent, pursuant to the terms of the Escrow Agreement, Twenty Five Million Dollars ($25,000,000) by wire transfer of immediately available funds (collectively, with any accrued interest thereon, the "DEPOSIT"), which Deposit shall be held and released in accordance with the provisions of the Escrow Agreement and the other provisions contained herein. Provided that the transactions contemplated hereby are consummated, the Deposit shall be paid to the DIP Lenders at the Closing as more fully set forth in Section 2.1(a)(i) of this Agreement.

          Section 2.6. Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York at 9:00 a.m., Eastern Standard Time, on July 31, 2007 or if mutually agreed upon in writing by Purchaser and Seller the second (2nd) Business Day following, but not including, the date on which the last of the conditions set forth in Article 7 are satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of such conditions, or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing. The day on which the Closing takes place shall be deemed the "CLOSING DATE."

          Section 2.7. Letters of Credit. Subject to Section 2.1(a)(iii), at the Closing, Purchaser will cause to be posted letters of credit in substitution for the letters of credit identified in Schedule 3.2(b) attached hereto. To the extent the Industrial Revenue Bonds are repaid and not assumed, Purchaser shall have no obligation to replace the letters of credit in respect of the Industrial Revenue Bonds.

          Section 2.8. Closing Deliveries by Seller.

          At the Closing, Seller shall deliver to Purchaser:

               (a) one or more Assignment and Assumption Agreements duly executed by Seller in favor of Purchaser and/or one or more of its assignees as requested by Purchaser;

               (b) one or more Bills of Sale duly executed by Seller in favor of Purchaser and/or one or more of its assignees as requested by Purchaser;

               (c) one or more assignments of the registrations and applications for registration of the Listed Intellectual Property, for recording in the United States Patent and Trademark Office or the United States Copyright Office or similar office in a foreign jurisdiction, if any, as reasonably requested by Purchaser in writing at least five (5) Business Days prior to the Closing (collectively, the "INTELLECTUAL PROPERTY ASSIGNMENTS");

               (d) the certificates representing all of the issued and outstanding shares of capital stock or other similar instruments representing the equity that constitutes a portion of the Acquired Assets of a Tower Group entity being acquired hereunder; except for each Seller entity, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps, if any, or notarial certificate affixed thereto;

               (e) notarial or other deeds of transfer, or other similar instruments, to effect the transfer, sale or assignment of the stock, limited liability company interests, partnership interests or any other equity interests of Foreign Entities being acquired hereunder, if reasonably requested by Purchaser in writing at least twenty (20) calendar days prior to the Closing;

               (f) the Seller Certificate required to be delivered pursuant to
Section 7.2(c);

               (g) any other document reasonably requested by Purchaser in writing at least five (5) Business Days prior to the Closing and necessary to effectuate the transfer of the Acquired Assets or the Assumed Contracts from Seller to Purchaser, including, without limitation, Transfer Tax returns, vehicle titles, licenses, Environmental Permits (to the extent transferable), duly executed real estate deeds and other similar or collateral documents for each of Seller's Owned Real Property in form acceptable for recording in the jurisdiction where the respective Owned Real Property is located and an affidavit in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that no Seller entity is a "Foreign Person" as defined in Code Section 1445 (the "FIRPTA AFFIDAVIT");

               (h) any customary affidavits, undertakings and title clearance documents reasonably requested by Purchaser in writing at least twenty (20) calendar days prior to the Closing and necessary for Purchaser to obtain the Title Policy; provided that none of the foregoing shall require the payment of money, the placement of any funds in escrow, or the pledge of any other collateral by Seller;

               (i) the Name Change Filings as more fully set forth in Section
5.13 of this Agreement; and

               (j) the Sale Order and the Confirmation Order entered by the Bankruptcy Court.

          Section 2.9. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to or on behalf of Seller:

               (a) the portion of the Purchase Price to be delivered at Closing as provided herein;

               (b) the Assignment and Assumption Agreement duly executed by Purchaser;

               (c) the Bill of Sale duly executed by Purchaser;

               (d) the Intellectual Property Assignments duly executed by Purchaser;

               (e) Purchaser Certificate required to be delivered pursuant to
Section 7.3(d) of this Agreement;

               (f) certified copies of the resolutions of Purchaser's board of directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; and

               (g) subject to Section 2.1(a)(iii), evidence reasonably satisfactory to Seller that Purchaser has posted any letters of credit required pursuant to Section 2.7 hereof.

                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth on the disclosure schedules delivered by Seller to Purchaser on or prior to the execution of this Agreement (each a "SCHEDULE" and together, the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Purchaser that:

          Section 3.1. Organization.

               (a) Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction and organization and has, subject to the necessary authority from the Bankruptcy Court, the requisite corporate or similar power and authority to own or lease its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing, where such concept exists, as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (b) The entities set forth on Schedule 3.1(b) are the only Subsidiaries of the Company. Schedule 3.1(b) sets forth (i) the name and jurisdiction of incorporation of each Foreign Entity, (ii) if applicable, the total number of shares of each class of capital stock of each Foreign Entity authorized and the number of shares outstanding and the number of shares owned by the Tower Group and the specific Tower Group entity which is the owner and
(iii) a complete list of the directors and officers of each Foreign Entity. All of the issued and outstanding shares of capital stock or similar instrument representing the equity interest of each Foreign Entity has been duly and validly authorized and issued and are fully paid, non-assessable and free of preemptive rights. None of the outstanding shares of capital stock of such Foreign Entity has been issued in violation of the preemptive rights of any stockholder of such entity. The shares of capital stock or similar instruments of such entity were issued in material compliance with all applicable Laws.

               (c) Except as set forth in Schedule 3.1(c), there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts, voting or otherwise, or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from any Foreign Entity or from any Seller in respect of any Foreign Entity, at any time, or upon the occurrence of any stated event, any shares of capital stock of or equity interest in any such Foreign Entity, whether or not presently issued or outstanding, nor are there any outstanding shares of capital stock of or equity interests in any such Foreign Entity or any other entity which are convertible into or exchangeable for other shares of capital stock of or equity interests in any Foreign Entity nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from any such member of the Tower Group or any other Person any shares of capital stock or equity interests so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of the shares of capital stock of or equity interests in any Foreign Entity.

               (d) Seller has made available or delivered to Purchaser true and complete copies of the organizational documents of each member of the Tower Group.

          Section 3.2. Bank Accounts; Letters of Credit. (a) Schedule 3.2(a) lists substantially all current material bank accounts, lock boxes and safe deposit boxes relating to the business and operations of each Foreign Entity (with such Schedule to be amended a reasonable time prior to Closing to list all such accounts), including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto.

               (b) Schedule 3.2(b) sets forth all outstanding letters of credit issued by financial institutions for the account of the Tower Group, setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms, including the expiration date, of such letter of credit and the party or parties in whose favor such letter of credit was issued.

          Section 3.3. Affiliate Transactions. Except (a) for matters described in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC and (b) for compensation paid or payable by the Tower Group to bona fide employees of the Tower Group in the ordinary course of business and consistent with past practice, no current or former officer or director of the Tower Group nor any of their respective relatives or spouses, is now, or has been during the last two (2) years, (X) a party to any transaction or contract with the Tower Group or any of their respective employees or Affiliates, (Y) the direct or indirect owner of a material interest in any Person which is a present or potential competitor, supplier or customer of the Tower Group (other than non-affiliated holdings in publicly-held companies) or (Z) a recipient of any material benefit or material payment from the Tower Group. Except as set forth on Schedule 3.3 or in respect of any obligation to indemnify any officer or director of the Tower Group pursuant to any certificate of incorporation, by-law or similar document, or in any employment agreement identified in the Schedules to this Agreement, the Tower Group is not a guarantor or otherwise directly or indirectly liable for any actual or potential Liability of any of its officers, directors or employees other than members of the Tower Group.

          Section 3.4. Insurance. To Seller's Knowledge, Schedule 3.4 sets forth a list and brief description of the material policies of insurance currently maintained, owned or held by the Tower Group. Each member of the Tower Group has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as disclosed in Schedule 3.4, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and, to Seller's Knowledge, no insurer under any of such policies has a basis to void such policy on grounds of nondisclosure on the part of any member of the Tower Group thereunder. Each such policy is in full force and effect and to Seller's Knowledge, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All premiums with respect to such policies have been paid in full and on time (it being understood that the premiums for the current year have been financed under the Marsh Financing and that regular payments remain due on the financed premiums, but that all such payments due prior to the date hereof have been paid when due). No reservation of rights letters with respect to Acquired Assets, Assumed Liabilities or other matters for which Purchaser may have responsibility after the Closing have been issued by any insurance carrier. A reasonable time prior to the Auction, Seller shall use commercially reasonable efforts to supplement
Schedule 3.4 to provide information with respect to all insurance policies currently maintained including nature of coverage, limits, deductibles, and premiums, and all insurance policies maintained, owned or held by the Tower Group within the past two (2) years.

               (b) Schedule 3.4 also shows a good faith estimate of the Seller's workers compensation claims and the letters of credit securing such claims. The letters of credit securing the Seller's workers compensation Liabilities exceed such good faith estimate.

          Section 3.5. Accounts Receivable, Inventory and Accounts Payable. (a) Except as set forth in the Financial Statements, to Seller's Knowledge, all accounts receivable of the Tower Group:

                    (i) have arisen from bona fide transactions by the Tower Group in the ordinary course of its business and represent and will represent bona fide claims against debtors for sales and other charges.

               (b) Except as set forth in the Financial Statements, to Seller's Knowledge, the inventories of the Tower Group are:

                    (i) properly included in all material respects in the Financial Statements in accordance with GAAP; and

                    (ii) are of such quality as to be useable and salable in all material respects in the ordinary course of business.

               (c) Except as set forth in Schedule 3.5(c), the Tower Group has no accounts payable that are more than ninety (90) days past due.

          Section 3.6. Export Control Laws. Except as set forth on Schedule 3.6 attached hereto, since January 1, 2005, to Seller's Knowledge, each member of the Tower Group has conducted its export transactions material compliance with the Export Administration Act and implementing Export Administration Regulations except as would not reasonably be expected to result in Liability to Purchaser in excess of Two Million Dollars ($2,000,000). Without limiting the foregoing, since January 1, 2005, to Seller's Knowledge, except as would not reasonably be expected to result in Liability to Purchaser in excess of Two Million Dollars ($2,000,000):

               (a) Each member of the Tower Group has obtained all material export licenses and other material approvals required for its exports of products, software and technologies from the United States and in case of a Foreign Entity, from the state where such Foreign Entity is incorporated or has its domicile or registered seat or principal place of business;

               (b) Each member of the Tower Group is in material compliance with the terms of all applicable material export licenses or other approvals;

               (c) There are no pending or threatened Claims against any member of the Tower Group with respect to such material export licenses or other material approvals;

               (d) There are no actions, conditions or circumstances pertaining to the Tower Group's export transactions that may reasonably be anticipated to give rise to any future Claims; and

               (e) To Seller's Knowledge, no consents or approvals for the transfer of export licenses to Purchaser are required, or such consents and approvals can be obtained expeditiously without material cost.

          Section 3.7. Certain Payments. Except as set forth on Schedule 3.7 attached hereto, since January 1, 2005, to Seller's Knowledge, no member of the Tower Group, any officer, any director of the Tower Group, or, to Seller's Knowledge, any employee, agent or other Person acting on behalf of the Tower Group has, directly or indirectly, given or agreed to unlawfully give any material amount of money by way of gift, contribution or rebate, or given or agreed to give any bribe, payoff, influence payment, kickback or similar benefit, other than legal price concessions to customers in the ordinary course of business, to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in a position to help or hinder the business of the Tower Group, or assist in connection with any actual or proposed transaction.

          Section 3.8. Authority; Enforceability. Subject to the Bankruptcy Court's entry of the Sale Order, Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the Bankruptcy Court's entry of the Sale Order, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby, has been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, subject to the Bankruptcy Court's entry of the Sale Order, assuming due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

          Section 3.9. No Conflicts or Violations; Consents.

               (a) Except as set forth in Schedule 3.9 and assuming entry of the Sale Order, neither the execution, delivery or performance by Seller of this Agreement, nor the consummation of the transactions contemplated hereby and thereby shall:

                    (i) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of any member of the Tower Group; and

                    (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any material Liability or any Encumbrance, other than

Permitted Encumbrances, (A) under any Law applicable to or binding on any member of the Tower Group or any of their respective properties or assets, or (B) under any joint venture, operating, partnership or shareholder agreement with respect to any Foreign Entity, or (C) give rise to any right of termination, modification, cancellation, suspension, limitation or revocation under any license or permit or Governmental Authority filing to which any member of the Tower Group is subject or by which any of their respective properties or assets, including the Acquired Assets or Assumed Contracts, is bound, except in the case of those breaches, violations, defaults or rights of termination, modification, cancellation, prepayment, suspension, revocation or acceleration that are excused by or are unenforceable as a result of the Bankruptcy Case or the applicability of the Bankruptcy Code, but only to the extent such excuse, lack of enforceability or application of the Bankruptcy Code will continue to apply in favor of Purchaser following the Closing.

          Section 3.10. Title to Assets and Location of Assets. Except as set forth on Schedule 3.10, Seller has good and marketable title to each of the Acquired Assets owned by such Seller, free and clear of any Claims, Interests or Encumbrances other than Permitted Encumbrances and Encumbrances which are (a) in favor of Persons to be listed no later than May 18, 2007 on Schedule 3.10 (with name, address and telephone number) and (b) that will be released or otherwise removed upon the Closing if the Sale Order is entered by the Bankruptcy Court. The Foreign Entities have good and marketable title, to their respective assets owned by such Foreign Entities, to Seller's Knowledge, free and clear of any Claims, Interests or Encumbrances, other than Permitted Encumbrances.

          Section 3.11. Financial Information.

               (a) Schedule 3.11(a) attached hereto contains copies of the following financial statements of the Tower Group (collectively, the "FINANCIAL STATEMENTS"):

                    (i) the historical unaudited consolidated balance sheet (the "BALANCE SHEET") as of December 31, 2006 (the "BALANCE SHEET DATE");

                    (ii) the historical unaudited consolidated statements of cash flow and operating income for the year ended on the Balance Sheet Date; and

                    (iii) the historical audited consolidated balance sheet as of December 31, 2005 and (iv) the audited consolidated statements of cash flow and operating income for the fiscal year ended December 31, 2005.

               (b) The Financial Statements, subject, in the case of unaudited financial statements, to year end audit adjustments and the absence of full footnote disclosure:

                    (i) present fairly in all material respects the consolidated financial condition and results of operations of the Tower Group as of the dates thereof or for the periods covered thereby;

                    (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis for the periods involved, except as may be indicated in the notes thereto; and

                    (iii) have been prepared in all material respects in accordance with Regulation S-X as promulgated pursuant to the Exchange Act.

               (c) As more fully set forth in Section 8.1(g)(vii) of this Agreement, Seller's 2006 Audited Financial Statements (the "2006 AUDITED STATEMENTS") shall be delivered prior to the Closing. The 2006 Audited Statements, when delivered to Purchaser shall (i) present fairly in all material respects the consolidated financial condition and results of operations of the Tower Group as of the dates thereof or for the periods covered thereby and (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis for the periods involved, except as may be indicated in the notes thereto, and in accordance with Regulation S-X.

               (d) To Seller's Knowledge, on the date of their filing, no SEC Report (i) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) failed to comply in all material respects with the applicable requirements of the Exchange Act.

          Section 3.12. No Undisclosed Liabilities. To Seller's Knowledge, except as disclosed on Schedule 3.12 attached hereto, no member of the Tower Group has any Liabilities or obligations, except Liabilities that (i) are accrued or reserved against in the Financial Statements or are reflected in the notes thereto, (ii) are incurred pursuant to the transactions contemplated by this Agreement, (iii) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (iv) were incurred in the ordinary course of business since the Balance Sheet Date, or (v) are not individually in excess of Two Million Dollars ($2,000,000) or in excess of Five Million Dollars ($5,000,000) in the aggregate.

          Section 3.13. Absence of Certain Changes or Events. Since the Balance Sheet Date, and except as contemplated by this Agreement, the Tower Group has conducted its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth in
Schedule 3.13 attached hereto, since the Balance Sheet Date, the Tower Group has not:

               (a) suffered any material damage, destruction or casualty loss, whether or not covered by insurance, or condemnation taking;

               (b) entered into any material employment or consulting contract or commitment, whether oral or written, which is not terminable within ninety
(90) days after written notice, or material compensation arrangement or employee benefit plan, or changed or committed to change, including any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement, the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, who, in each case, are paid in the aggregate over Five Hundred Thousand Dollars ($500,000) per annum, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution other than payments or contributions required by the governing documents of the foregoing or terminated any officer or other senior employee;

               (c) other than pursuant to the transactions contemplated hereby or otherwise relating to the Bankruptcy Case, canceled any debts or waived any rights other than in the ordinary course of business;

               (d) sold, transferred or otherwise disposed of any of its material properties or assets, except in the ordinary course of business;

               (e) terminated or suffered the termination of any material contract other than in the ordinary course of business; or

               (f) agreed in writing to take any action set forth in this
Section 3.13.

          Section 3.14. Contracts.

               (a) Except as set forth on Schedule 3.14(a) attached hereto (or with respect to the KERP Liability, as separately disclosed to Purchaser), no member of the Tower Group is a party to:

                    (i) any employment, consulting, independent contractor, retention, change in control, stay bonus, or severance contract involving either annual consideration of more than Five Hundred Thousand Dollars ($500,000) or payments which when aggregated with annual consideration would exceed Five Hundred Thousand Dollars ($500,000);

                    (ii) any Change in Control Agreements;

                    (iii) any contract approved by the Bankruptcy Court or involving consideration that is reasonably likely during the twelve (12) month period following the Closing to require payments or have anticipated receipts in excess of Two Million Dollars ($2,000,000), and excluding those purchase orders entered into in the ordinary course of business;

                    (iv) any contract that provides for a right of first offer, right of first refusal, right of last offer, or exclusivity in favor of any party with respect to the Acquired Assets or the Assumed Contracts other than the Tower Group;

                    (v) any joint venture or partnership contract;

                    (vi) any noncompete or nonsolicitation or similar contract that materially restricts the conduct of business of the Tower Group in any geographic area;

                    (vii) any contract for the purchase or sale of any business under which the Tower Group has any continuing performance or indemnification obligations;

                    (viii) to Seller's Knowledge, other than licenses of commercially available off-the-shelf shrinkwrap or click-wrap software, material agreements relating to the licensing of any Intellectual Property to or from third parties;

                    (ix) any contract that is a requirements contract for the providing of any goods or services to the Tower Group; or

                    (x) any other contract the absence of which would result in a Material Adverse Effect.

               (b) Seller has entered into accommodations with certain of its customers as set forth on Schedule 3.14(b) attached hereto.

               (c) As of the date which is three (3) Business Days prior to the date hereof, the outstanding balance of each of (i) the DIP Loan Credit Agreement, (ii) the Second Lien Loan, and (iii) the Industrial Revenue Bonds are as set forth on Schedule 3.14(c) attached hereto.

               (d) Subject to the Bankruptcy Court's entry of the Sale Order, to Seller's Knowledge, all of the Assumed Contracts required to be set forth on
Schedule 3.14(a) and the contracts of the Foreign Entities required to be set forth on Schedule 3.14(a) are valid, binding and enforceable in accordance with their respective terms, except as designated on Schedule 3.14(d) attached hereto and, with respect to those contracts of the Foreign Entities required to be set forth on Schedule 3.14(a), except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

               (e) Except for those defaults that will be cured if the Sale Order is entered by the Bankruptcy Court, or that need not be cured under the Bankruptcy Code to permit the assignment and assumption of the Assumed Contracts required to be set forth on Schedule 3.14(a) (i) the Tower Group is not, and, to Seller's Knowledge, other than as set forth in Schedule 3.14(e), no other party is, in violation, breach of or default under the Assumed Contracts required to be set forth on Schedule 3.14(a) and the contracts of the Foreign Entities required to be set forth on Schedule 3.14(a), (ii) the Tower Group has, to Seller's Knowledge, not received any written notice or claim of default under the Assumed Contracts or the contracts of the Foreign Entities required to be set forth on Schedule 3.14(a), and (iii) to Seller's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under the Assumed Contracts and the contracts of the Foreign Entities required to be set forth on Schedule 3.14(a).

               (f) Schedule 3.14(f) attached hereto contains a true, accurate and complete itemized statement, as of the date which is five (5) Business Days prior to the date hereof, of all Foreign Financial Indebtedness, and to Seller's Knowledge, all other Indebtedness in excess of Two Million Dollars ($2,000,000) of the Foreign Entities translated to United States Dollars using the Budgeted Exchange Rates.

               (g) Schedule 3.14(g) attached hereto contains a true, accurate and complete itemized statement, as of the date which is five (5) Business Days prior to the date hereof, of all material unrestricted cash balances of the Foreign Entities translated to United States Dollars using the Budgeted Exchange Rates.

               (h) Schedule 3.14(h) attached hereto contains a true, accurate and complete itemized statement as to the date which is five (5) Business Days prior to the date hereof, of all Indebtedness of the Tower Group, with the exception of the Foreign Entities, and excluding any pre-petition unsecured Indebtedness.

               (i) Schedule 3.14(i) attached hereto contains a true, accurate and complete itemized statement, as of the date which is five (5) Business Days prior to the date hereof, of all material unrestricted cash balances of the Tower Group with the exception of the Foreign Entities.

          Section 3.15. Suppliers. Schedule 3.15(a) attached hereto sets forth a list of the ten (10) largest suppliers (the "SUPPLIERS") of the Tower Group in terms of purchases during the fiscal year ended December 31, 2006. Except as set forth on Schedule 3.15(b) and other than with respect to notifications which have since been resolved, to Seller's Knowledge, no Supplier has notified or otherwise indicated to the Tower Group that it will stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Tower Group, and no Supplier has, during 2007, ceased, materially decreased the rate of or materially raised the cost of, any such materials, products or services.

          Section 3.16. Compliance with Law. Except as to matters which would not reasonably be expected to result in Liability to Purchaser in excess of Five Million Dollars ($5,000,000) in the aggregate:

               (a) Except as set forth on Schedule 3.16 attached hereto or as would not reasonably be expected to result in Liability to Purchaser, to Seller's Knowledge, the Tower Group is not in violation, in any material respect, of any Law or Order relating to the operation of its business and ownership of the Acquired Assets.

               (b) Except as set forth on Schedule 3.16, to Seller's Knowledge, the Tower Group is, and has been since the Balance Sheet Date, in material compliance with, all permits, licenses, authorizations, exemptions, Orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective business as now being conducted.

               (c) Except as set forth on Schedule 3.16, to Seller's Knowledge, no material investigation or review by any Governmental Authority with respect to the Acquired Assets or the Assumed Liabilities is or was pending, or threatened, against the Tower Group, nor has any Governmental Authority indicated in writing an intention to conduct the same.

          Section 3.17. Litigation. Schedule 3.17 attached hereto, sets forth each instance in which the Tower Group is (i) to Seller's Knowledge, subject to any outstanding judgment, injunction, Order, decree, ruling or settlement agreement for which Purchaser will be bound following the Closing or pursuant to which Purchaser could reasonably be expected to have Liability in excess of Two Million Dollars ($2,000,000) in any individual case or (ii) is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority or before any arbitrator. Except as disclosed in Schedule 3.17 attached hereto or as would not reasonably be expected to result in Liability to Purchaser in excess of Two Million Dollars ($2,000,000) in any individual case, there are no lawsuits or arbitrations pending or, to Seller's Knowledge, threatened against the Tower Group or which the Tower Group intends to initiate.

          Section 3.18. Employee Compensation and Benefit Plans; ERISA.

               (a) Schedule 3.18(a) attached hereto sets forth a correct and complete list of:

                    (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA);

                    (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA); and

                    (iii) all other employee benefit plans, programs, policies or arrangements, including and any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, retention arrangement (other than included in the KERP Liability), severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, vacation policy, employee loan, or other similar plan or arrangement, funded or unfunded, or actual or contingent that is maintained by the Tower Group for the benefit of current employees or consultants, and/or their respective dependents or beneficiaries, of the Tower Group.

          Each plan, program, policy, agreement or arrangement listed on
Schedule 3.18(a) is referred to herein as an "EMPLOYEE PLAN" and collectively shall be referred to as the "EMPLOYEE PLANS").

               (b) Schedule 3.18(b) attached hereto sets forth a list of those Employee Plans that are Assumed Plans.

               (c) Seller has provided or made available to Purchaser a true, correct and complete copy, where applicable, of:

                    (i) each Employee Plan (or, where a material Employee Plan has not been reduced to writing, a summary of all material terms of such Employee Plan);

                    (ii) each trust, account or funding agreement, and each insurance contract, with respect to each such Employee Plan;

                    (iii) the three (3) most recently filed annual reports on IRS Form 5500 with respect to each Employee Plan;

                    (iv) the most recently received IRS determination letter for each Employee Plan;

                    (v) the three (3) most recently prepared actuarial reports and financial statements in connection with each Employee Plan;

                    (vi) the most recent summary plan description, any summaries of material modification regarding material changes to an Employee Plan, any employee handbooks and any material written communications by the Tower Group to any employee, participant or beneficiary concerning the extent of the benefits provided under any Employee Plan;

                    (vii) for the last three (3) years, all material correspondence with the IRS, United States Department of Labor (the "DOL") and any other Governmental Authority regarding an Employee Plan;

                    (viii) to the extent in Seller's possession or reasonably accessible to Seller, all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; and

                    (ix) to the extent in Seller's possession or reasonably accessible to Seller, any other documents in respect of any Employee Plan reasonably requested by Purchaser.

               (d) Except as set forth on Schedule 3.18(d), the Tower Group does not have any plan or commitment to establish any new Employee Plan or to modify any Employee Plan in any material respect.

               (e) The Tower Group does not have any obligation to make contributions to a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No "accumulated funding deficiency" as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists with respect to any Assumed Plan subject to Section 302 of ERISA or Section 412 of the Code and the Tower Group is not, and does not expect to be, subject with respect to any Assumed Plan to (i) any requirement to post security pursuant to
Section 412(f) of the Code or (ii) any perfected lien pursuant to Title IV of ERISA or Section 412(n) of the Code. Except as set forth on Schedule 3.18(e), no benefits have accrued under any Assumed Plan that is subject to Section 412 of the Code or Title IV of ERISA since December 31, 2006.

               (f) Except for the Change in Control Agreements and ordinary course benefits payable or due to employees upon a termination of employment, no Employee Plan exists that would reasonably be expected to result in the payment to any current employee or consultant of the Tower Group of any money or other property, or accelerate, or provide any other rights or benefits to any current employee or consultant of the Tower Group as a result of the consummation of the transactions contemplated by this Agreement, whether alone or in connection with any other event.

               (g) Each Assumed Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA, the Code and the Health Insurance Portability and Accountability Act of 1996. With respect to each Assumed Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Employee Plan have been filed or furnished on a timely basis in all material respects. Seller has provided Purchaser with a current list (completed using its best efforts to do so) of individuals who are eligible for continued health coverage under an Employee Plan pursuant to the provisions of Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA (which provisions are hereinafter referred to collectively as "COBRA" coverage). Seller shall use its best efforts to update such list from time to time prior to the Closing as reasonably requested by Purchaser. Except as provided by the Change in Control Agreements, as required by COBRA (or any similar state or foreign Law) or pursuant to the Retiree Benefits Settlements or as may be provided by the Consolidated Pension Plan, no Assumed Plan has or includes an obligation to provide health or welfare benefits to any individual following termination of employment.

               (h) Each Assumed Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "TAX-QUALIFIED PLAN") is so qualified and has received a favorable determination letter from the IRS to the effect that such Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) of the Code for which the "applicable remedial amendment," within the meaning of Treasury Regulation Section 1.401(b)-1, has expired. The related trust with respect to each Tax-Qualified Plan is exempt from taxation under Section 501(a) of the Code. Each Tax-Qualified Plan has been timely amended to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001 and all subsequent applicable Laws for which amendments are required to preserve the tax-qualified status of such Employee Plan, and, to the Seller's Knowledge, there are no facts or circumstances that could cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA, the Code or any other applicable Law.

               (i) With respect to any Assumed Plan, except for claims filed in connection with the Seller's bankruptcy proceedings, (i) no actions, claims or proceedings, other than routine claims for benefits in the ordinary course, are pending or, to the Seller's Knowledge, threatened, (ii) to the Seller's Knowledge no facts or circumstances exist that could give rise to any such actions, claims or proceedings and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Authority, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, is pending, in progress or to the Seller's Knowledge threatened.

               (j) Neither the Tower Group, nor, to the Seller's Knowledge, any other "party in interest" or "disqualified person" with respect to any Assumed Plan, has engaged in a nonexempt "prohibited transaction," within the meaning of
Section 406 of ERISA or Section 4975 of the Code. To the Seller's Knowledge, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration, management or investment of the assets of any Assumed Plan.

               (k) All contributions required to be made with respect to the Consolidated Pension Plan and its predecessors have been timely made or reflected on the

Financial Statements of the Tower Group in accordance with GAAP. All premiums with respect to all insurance policies or contracts maintained with respect to each Assumed Plan have been timely made, subject to the Marsh Financing, and no such premiums are delinquent.

          Section 3.19. Labor and Employment Matters.

               (a) With the exception of the matters listed on Schedule 3.19(a):

                    (i) except as would not reasonably be expected to result in Liability to Purchaser in excess of Two Million Dollars ($2,000,000) in the aggregate, the Tower Group is in material compliance with all applicable Laws, regulations, and orders regarding employees, independent contractors, labor and employment practices, terms and conditions of employment, and wages and hours, including but not limited to the National Labor Relations Act, as amended, the Labor Management Relations Act of 1947, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act of 1963, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Immigration Reform and Control Act of 1986, as amended, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, as amended, the Civil Rights Act of 1991, as amended, the Occupational Safety and Health Act of 1970, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, as amended, the Rehabilitation Act of 1973, as amended, Executive Order 11246, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, as amended, the Uniform Services Employment and Reemployment Rights Act of 1994, as amended, the Drug Free Workplace Act of 1986, as amended, the Walsh Healey Government Contracts Act, as amended, the Service Contract Labor Standards Act, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN ACT"), the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, as amended, and the Employee Polygraph Protection Act of 1988, as amended;

                    (ii) no labor organization has advised the Tower Group, since January 1, 2002, that such labor organization represents any employee of the Tower Group, and no employee of the Tower Group is represented in his or her capacity as an employee by any labor organization;

                    (iii) since January 1, 2002, the Tower Group has not recognized any labor organization nor has any labor organization been elected or certified as the collective bargaining agent of any employee of the Tower Group, nor has Seller entered into any Collective Bargaining Agreement or union contract recognizing any labor organization as a bargaining agent of any employee, and no Collective Bargaining Agreement or other agreement exists or has existed between the Tower Group and any labor organization;

                    (iv) to Seller's Knowledge, no petition concerning representation has been filed with the National Labor Relations Board, and no written demand for recognition has been made by any labor organization, concerning any employee of the Tower Group, since January 1, 2002;

                    (v) the National Labor Relations Board has not advised Seller, since January 1, 2002, that any labor organization has filed a petition with the National Labor Relations Board seeking to represent any employee of the Tower Group;

                    (vi) to Seller's Knowledge, no other question of representation pursuant to the National Labor Relations Act, as amended, exists respecting any employee of the Tower Group;

                    (vii) to the Seller's Knowledge, no material unfair labor practice charge or complaint against the Tower Group has been received by Seller, and no such charge or complaint is pending or to Seller's Knowledge threatened before the National Labor Relations Board;

                    (viii) to Seller's Knowledge, there is no labor dispute, strike, picketing, handbilling, work slowdown, work stoppage, job action, corporate campaign, or lockout pending or threatened against or affecting the Tower Group;

                    (ix) to Seller's Knowledge, no material grievance or complaint regarding labor practices or conditions or any arbitration proceedings arising out of or under any contract or Collective Bargaining Agreement is pending or threatened;

                    (x) the Tower Group has not experienced any strike, picketing, handbilling, work slowdown, work stoppage, job action, corporate campaign, or lockout since January 1, 2002;

                    (xi) to Seller's Knowledge, no material charge or complaint of employment discrimination or unlawful retaliation against the Tower Group is pending or threatened before the U.S. Equal Employment Opportunity Commission ("EEOC"), or any other Governmental Authority;

                    (xii) no material charge or complaint against the Tower Group is pending or to Seller's Knowledge threatened for payment of wages or other benefits under the Fair Labor Standards Act, as amended, or under any similar Law;

                    (xiii) no material charge or complaint against the Tower Group is pending or to Seller's Knowledge threatened before the Occupational Safety and Health Administration or any other Governmental Authority;

                    (xiv) no material complaint or action against the Tower Group by any current or former employee of the Tower Group, including, but not limited to, a complaint or action alleging breach of an employment contract, wrongful discharge, or breach of a duty of good faith and fair dealing in the employment relationship, is pending before any Governmental Authority;

                    (xv) there are no pending Claims against the Tower Group for workers' compensation, unemployment insurance, or disability benefits under any Laws outside the ordinary course of business;

                    (xvi) the Tower Group has timely filed Form EEO-1 with the EEOC each year since January 1, 2005;

                    (xvii) the Tower Group maintains a Form I-9 with copies of identification documents, in material compliance with applicable Laws, for each employee for whom such a Form I-9 must be maintained;

                    (xviii) no material charge or complaint against the Tower Group is pending or to Seller's Knowledge threatened under the Immigration Reform and Control Act of 1986;

                    (xix) to Seller's Knowledge, no union organizing or decertification campaign is in progress with respect to any employee of the Tower Group;

                    (xx) to Seller's Knowledge, no Governmental Authority responsible for the enforcement of labor or employment Laws has, since January 1, 2005, conducted or to Seller's Knowledge threatened in writing to conduct an investigation of or affecting the Tower Group and to Seller's Knowledge no such investigation is pending;

                    (xxi) since January 1, 2005, the Tower Group has had employment practices liability insurance coverage or similar insurance coverage, and has made no claims under any such insurance; and

                    (xxii) the Tower Group has a written hazard communication program which is in compliance with applicable Laws.

               (b) Except as set forth on Schedule 3.19(b), there has been no "mass layoff" or "plant closing" as defined by the WARN Act by the Tower Group since January 1, 2005.

               (c) With the exception of the Collective Bargaining Agreements or collective bargaining relationships for current and ongoing operations in the United States of America, set forth on Schedule 3.19(c), no Collective Bargaining Agreement or collective bargaining relationship exists or to Seller's Knowledge has existed between the Tower Group and any labor organization at any Tower Group facility in the United States of America that has not been closed or is not currently being closed. The Purchaser shall not assume any Collective Bargaining Agreement or collective bargaining relationship in the United States of America that is not listed on Schedule 3.19(c).

          Section 3.20. Properties.

               (a) Schedule 3.20(a) attached hereto contains a true and complete list of all real property owned by the Tower Group (collectively, the "OWNED REAL PROPERTY") and for each parcel of Owned Real Property, contains a correct street address and the record owner of such Owned Real Property. Copies of title reports or policies obtained by the Tower Group with respect to each Owned Real Property in the possession of the Tower Group are set forth on Schedule 3.20(c).

               (b) Schedule 3.20(b) attached hereto contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied, whether as landlord, sublandlord, tenant, subtenant or pursuant to other occupancy arrangements, by the Tower Group (collectively, the "LEASED REAL PROPERTY"), and for each Leased Real Property, identifies the street address and the landlord of such Leased Real Property. True and complete copies of all agreements pertaining to the Leased Real Property (each a "REAL PROPERTY LEASE") that have not been terminated or expired as of the date hereof have been made available to Purchaser.

               (c) The Tower Group has good title to all Owned Real Property and valid leasehold estates in all Leased Real Property, free and clear of all Claims, Interests or Encumbrances, except Permitted Encumbrances and Encumbrances which are: (i) in favor of Persons to be listed on Schedule 3.10 and (ii) that will be released or otherwise removed upon the Closing if the Sale Order is entered by the Bankruptcy Court.

               (d) Except for Permitted Encumbrances and as otherwise set forth on the attached Schedule 3.20(a) or Schedule 3.20(b), none of the Owned Real Properties and none of the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property, as the case may be, or any part thereof.

               (e) Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by any applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and to Seller's Knowledge there is no default under any Real Property Lease either by a member of the Tower Group or by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Tower Group thereunder.

               (f) There does not exist any pending or, to Seller's Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and the Tower Group has not received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.

          Section 3.21. Intellectual Property. (a) Except as set forth on
Schedule 3.21(a) attached hereto, to the Seller's Knowledge, the Tower Group owns, or has the right to use pursuant to a valid license or otherwise, all Intellectual Property required to operate their respective businesses as presently conducted;

               (b) Schedule 3.21(b) attached hereto lists all patent and patent applications, and registrations and applications for registration, of the Intellectual Property owned by the Company or the Company Subsidiaries that is included in the Acquired Assets ("LISTED INTELLECTUAL PROPERTY");

               (c) Except as set forth on Schedule 3.21(c) attached hereto, the Listed Intellectual Property (i) to Seller's Knowledge, is valid and enforceable in all material respects, (ii) is not the subject of any pending litigation or opposition action, (iii) is not the subject of any outstanding Order, judgment or decree adversely affecting the rights of Tower Group thereto, and (iv) to Seller's Knowledge, is not being infringed or misappropriated by any third parties; and

               (d) As of the date hereof, the Tower Group has not received (i) any Claims in writing alleging that the Tower Group has violated or infringed, in any material respect, the Intellectual Property of any third parties, (ii) any Claims challenging the validity or enforceability of any Listed Intellectual Property or (iii) a written notice from a third party asking that the Tower Group consider the applicability of such third party's Intellectual Property to their respective businesses.

          Section 3.22. Environmental Laws. Except as would not reasonably be expected to result in Liability to Purchaser in excess of Two Million Dollars ($2,000,000) or as set forth on Schedule 3.22 attached hereto or in the environmental assessment reports made available to Purchaser as set forth on
Schedule 3.22, with respect to the Acquired Assets:

               (a) the Tower Group is in material compliance with all applicable Environmental Laws, and possesses and is in material compliance with all applicable Environmental Permits required under such Laws to operate the Acquired Assets as the Tower Group presently operates;

               (b) to Seller's Knowledge, there are no Regulated Substances on, at, under or migrating from any of the Owned Real Property or Leased Real Property, or any other third party property, under circumstances that would be expected to result in Liability of the Tower Group under any applicable Environmental Law; and

               (c) the Tower Group has not received any written notification from any Governmental Authority or third party alleging that it has violated or has Liability under any Environmental Law, except for matters that have been settled or resolved with the appropriate Governmental Authority, third party or otherwise.

          Section 3.23. Brokers. Except as set forth on Schedule 3.23, no agent, broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Tower Group.

          Section 3.24. Tax Matters.

               (a) Except as set forth on Schedule 3.24 attached hereto, the Tower Group has timely filed all income and other material Tax Returns that it was required to file. Except as set forth on Schedule 3.24 attached hereto, all such Tax Returns disclose all Taxes required to be paid for the periods covered thereby and were prepared in material compliance with all applicable material Laws and regulations. All Taxes owed by the Tower Group, whether or not shown or required to be shown on any Tax Return, have been paid. Except as set forth on
Schedule 3.24 attached hereto, no Claim ever has been made by an authority in a jurisdiction where the Tower Group does not file Tax Returns that the Tower Group is or may be subject to taxation by that jurisdiction.

               (b) The Tower Group has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

               (c) No director or officer, or employee responsible for Tax matters, of the Tower Group expects any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any material Tax Liability of the Tower Group either
(X) claimed or raised by any authority in writing or (Y) as to which any of the directors and officers, and employees responsible for Tax matters, of the Tower Group has Knowledge based upon personal contact with any agent of such authority.

               (d) Seller has made available to Purchaser correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Tower Group since January 1, 2004.

               (e) Except as set forth on Schedule 3.24 attached hereto, the Tower Group has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (f) The unpaid Taxes of the Tower Group (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability, rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income, set forth on the Balance Sheet or in the notes thereto, and
(ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Tower Group in filing their Tax Returns.

               (g) No Seller entity is a "foreign person" within the meaning of Code Section 1445. The Tower Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Tower Group is not a Party to any Tax allocation or sharing agreement. The Tower Group (i) is not a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has no material Liability for the Taxes of any Person, other than the Tower Group, under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (h) The Tower Group has not in the last two (2) years, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

          Section 3.25. Disclosure.

          No representation, statement, or information made or furnished by Seller to Purchaser or any of Purchaser's representatives, including those contained in this Agreement and the various Disclosure Schedules attached hereto and the other information and statements referred to herein and previously furnished by Seller, contains or shall contain any knowingly untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

          Section 3.26. No Other Representations or Warranties.

               (a) Except for the representations and warranties contained in this Article 3, Purchaser acknowledges that neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to the Tower Group (including without limitation representations and warranties as to the condition of the Acquired Assets) with respect to any other information provided to Purchaser. Neither Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, or use by Purchaser of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser in certain "data rooms", confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

               (b) In connection with investigation by Purchaser of the Tower Group, Purchaser has received or may receive from the Tower Group certain projections, forward-looking statements and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser shall have no claim against anyone with respect thereto. Accordingly, Purchaser acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

          Section 4.1. Organization. Purchaser is duly organized, validly existing and in good standing pursuant to the Laws of the jurisdiction of its organization, and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

          Section 4.2. Authority; Enforceability. Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary actions on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by

Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

          Section 4.3. Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser does not and will not (a) conflict with or violate its certificate of incorporation, bylaws or similar documents, (b) assuming that all consents, approvals and authorizations contemplated by clauses (a), (b) and (c) of Section 4.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Purchaser or by which its properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any material agreement of other material instrument to which Purchaser is a party of by which Purchaser or any of its respective assets are bound.

          Section 4.4. Governmental Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership including, without limitation, with respect to the Foreign Entities and (c) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 4.5. Financing. At the Closing, Purchaser will have available to it unconditional and irrevocable equity and debt commitments from financing sources in an aggregate amount that exceeds the sum of the Purchase Price and the estimated transaction expenses arising from the transactions contemplated hereby.

          Section 4.6. Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser for which Seller could have Liability or otherwise be obligated.

          Section 4.7. Acquired Assets "AS IS"; Purchaser's Acknowledgment Regarding Same. Purchaser agrees, warrants, and represents that, except as set forth in this Agreement:

               (a) Purchaser is purchasing the Acquired Assets on an "AS IS" and "WITH ALL FAULTS" basis based solely on Purchaser's own investigation of the Acquired Assets, and

               (b) Neither Seller nor any real estate broker, agent, officer, employee, servant, attorney, or representative of Seller has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, any part of the Acquired Assets, relating to the financial performance of the Acquired Assets or the business of Seller, or the physical condition of the Acquired Assets. Purchaser further acknowledges that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by the Company, Seller and Purchaser after good-faith arms-length negotiation in light of Purchaser's agreement to purchase the Acquired Assets "AS IS" and "WITH ALL FAULTS" except as set forth in this Agreement. Purchaser agrees, warrants, and represents that, except as set forth in this Agreement, Purchaser has relied, and shall rely, solely upon Purchaser's own investigation of all such matters, and that Purchaser assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE COMPANY AND SELLER MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE ACQUIRED ASSETS.

                                   ARTICLE 5.

                              ADDITIONAL AGREEMENTS

          Section 5.1. Conduct of Business Prior to the Closing.

               (a) Seller covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement, in the ordinary course of business consistent with past practice, contemplated by the Budget delivered by Seller to Purchaser, as set forth in Schedule 1.1(a)(iii) attached hereto, as required by Law or as otherwise required, authorized or restricted pursuant to an Order of the Bankruptcy Court as of the date hereof, or unless Purchaser shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed:

                    (i) the business of the Tower Group shall be conducted in the ordinary course of business consistent with past practice including, without limitation, with respect to its payment of accounts payables and collection of accounts receivable;

                    (ii) the Tower Group shall use its reasonable best efforts to preserve its present relationships with customers and employees, liaisons, licensees, distributors, wholesalers, franchisees, material suppliers and other Persons with which it has significant business relations or are otherwise material to the business of the Tower Group;

                    (iii) the Tower Group shall comply in all material respects with applicable Laws;

                    (iv) the Tower Group shall use commercially reasonable efforts to preserve and maintain, in all material respects and consistent with past practice, the material Acquired Assets and the material assets and businesses of the Foreign Entities in the condition in which they existed on the date hereof, ordinary wear and tear excepted, other than assets no longer used or useful in the Tower Group's business;

                    (v) the Tower Group shall maintain its Business Records in the ordinary course of business and in accordance with GAAP or, in the case of a Foreign Entity, in accordance with generally accepted accounting principles of the jurisdiction of organization of such Foreign Entity and in a manner sufficient to permit reconciliation to GAAP within thirty (30) calendar days from the last day of each calendar month and to deliver to Purchaser consolidated with respect to the Company Subsidiaries statements of income for the calendar month then ended, and the related balance sheets of the Tower Group as of the end of such calendar month, in each case prepared in accordance with GAAP (other than the absence of footnote disclosures and subject to year end audit adjustments and other than financial statements of Foreign Entities not regularly prepared in accordance with GAAP, which financial statements shall be prepared in accordance with the generally accepted accounting principles of the jurisdiction of organization of such Foreign Entity) and accompanied by a certificate of the Chief Financial Officer of the Company on behalf of the Company and not in his personal capacity stating that such financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Tower Group as of such date and that the other information accompanied thereto is true, accurate and correct in all material respects (the "MONTHLY REPRESENTATION REPORT");

                    (vi) the 2006 Audited Statements shall be completed and delivered to Purchaser in final form by July 5, 2007;

                    (vii) concurrently with the delivery thereof to the applicable lessor, trustee, holder or lender under the DIP Loan Credit Agreement, the Second Lien Loan Agreement and the Industrial Revenue Bond loan agreement, Seller shall deliver to Purchaser copies of all statements, reports, certificates, financial statements and other information required to be delivered pursuant thereto;

                    (viii) such daily, weekly and monthly financial reports as Seller has been providing to Purchaser or its Affiliates, prepared in good faith and in a manner and methodology consistent with current practice in all material respects (including notice to Purchaser in writing substantially every day of the amount of the DIP Loan net of Seller's domestic entities' unrestricted cash);

                    (ix) collect all accounts receivables and pay all accounts payables in the ordinary course and consistent with past practices;

                    (x) take all commercially reasonable actions requested by Purchaser to receive or obtain the consent of each party to any Assumed Contract to the assignment of any Assumed Contract to Purchaser (including, without limitation, those agreements set forth on Schedule 5.1(a)(x)) or to obtain the waiver of any change in control provision to the extent contained in any contract to which a Foreign Entity is a party, to the extent upon consummation of the transactions contemplated hereby other than such Assumed Contracts pursuant to which such party's consent will be unnecessary if the Orders of the Bankruptcy Court contemplated hereby are entered by the Bankruptcy Code. Nothing in this

Agreement shall obligate any Seller to incur any expense, cost or other Liability for such consent; and

                    (xi) to the maximum extent permitted by applicable Law, furnish Purchaser such information concerning employees of the Tower Group as Purchaser may reasonably request from time to time.

               (b) Between the date of this Agreement and the Closing Date, except as otherwise contemplated by this Agreement, and except as otherwise provided herein, in the ordinary course of business, contemplated by the Budget, as set forth in Schedule 5.1(b) attached hereto, as required by Law, or as otherwise required, authorized or restricted pursuant to an Order of the Bankruptcy Court entered prior to the date hereof, no member of the Tower Group shall without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

                    (i) amend or otherwise change its certificate of incorporation or by-laws or other comparable organizational instruments;

                    (ii) amend, terminate, modify or renew any Assumed Contract or contracts of the Foreign Entities, other than in the ordinary course of business or as otherwise required by Law;

                    (iii) enter into any material transaction or agreement (including joint venture, partnership or other similar agreements or Collective Bargaining Agreements), other than those material transactions or agreements entered into in the ordinary course of business or as otherwise required by Law;

                    (iv) sell, convey, transfer, assign or encumber, other than for Permitted Encumbrances or assuming entry of the Sale Order by the Bankruptcy Court as will not effect receipt by Purchaser of the Acquired Assets and Assumed Contracts free and clear of all Claims, Interests or Encumbrances (other than Permitted Encumbrances), any of the Acquired Assets except for nonmaterial assets sold, abandoned or transferred in the ordinary course of business;

                    (v) repatriate any funds from any of the Foreign Entities or lend or invest any additional amount in any Foreign Entity or utilize any funds of any Foreign Entity to repay amounts due to the DIP Lenders; provided, however, that to the fullest extent permitted by applicable Law and such as not to constitute a default under an agreement to which it is a party, Seller shall use its reasonable best efforts, (A) prior to Closing, to repatriate all funds in Algoods, Inc., subject to the resolution of tax liens, and Tower Automotive s.r.o., and (B) be permitted to take the actions identified on Schedule 5.1(b), and with respect clauses (A) and (B) of this subsection (v), Seller shall be permitted to utilize any funds repatriated thereof to repay amounts due to the DIP Lenders;

                    (vi) take any affirmative steps to close any facility;

                    (vii) except as will not be in place or in force immediately following the Closing or that will not require Purchaser to expend any amount, issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock of any class of any Foreign Entity, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any Foreign Entity, or any other ownership interest, of any Foreign Entity;

                    (viii) except (A) to the extent required under any Employee Plan, (B) in the ordinary course of business, (C) as required by applicable Law, or (D) as required pursuant to any Collective Bargaining Agreement or other existing agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, or establish, adopt, enter into or amend or terminate any Employee Plan;

                    (ix) except as will not be in place or in force immediately following the Closing, lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material easement affecting and/or transfer any interest in any Owned Real Property or any improvements thereon or on any Leased Real Property, or materially amend, extend or terminate any leasehold interest in any Leased Real Property;

                    (x) other than pursuant to existing agreements, irrespective of whether or not in the ordinary course of business, (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for refinancings of existing indebtedness for borrowed money except as permitted in clause (C) below; or (B) amend, modify or supplement the terms and conditions of the DIP Loan Credit Agreement, the Second Lien Loan, the Industrial Revenue Bonds or any Foreign Financial Indebtedness or (C) permit any Foreign Entity to incur any Foreign Financial Indebtedness other than working capital borrowing under facilities in effect on the date hereof or refinancings of existing credit facilities that expire prior to the Closing as expressly set forth on Schedule 5.1(b), but only on then existing market terms and with a principal and facility size not in excess of the principal and facility size of such expiring facilities and provided further that not less than five (5) Business Days prior to entering into any such replacement facility (or as much time as is reasonably practicable under the circumstances if five (5) business days notice is not reasonably practicable) Purchaser is provided with a complete copy of the commitment letter or term sheet and any material agreement related thereto;

                    (xi) authorize or incur any capital expenditure which, over the lifetime of the particular project, is reasonably projected to cost in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), other than as expressly set forth in the Budget; provided, however that the foregoing restriction shall not apply to the extent (and only to the extent) that Seller reasonably determines that it is required to incur any emergency capital expenditures in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) to avoid the shutdown of a facility or disruption of customer production;

                    (xii) open, provide or otherwise arrange for any letter of credit in addition to the ones set forth on Schedule 3.2(b), other than to replace letters of credit that are expiring by their terms with new letters of credit that have substantially the same terms and conditions and that collateralize the same obligation of the expiring letter of credit;

                    (xiii) settle or dismiss any material action threatened against, relating to or involving the Tower Group in connection with any business, asset or property of the Tower Group (including, without limitation, any action relating to any Metalsa S. de R.L. de C.V. ("METALSA") litigation and dispute), other than in the ordinary course of business but not, in any individual case, in excess of One Million Dollars ($1,000,000);

                    (xiv) terminate (other than at the expiration of a term not subject to renewal at the option of the Tower Group), release, assign any rights under or discharge any other party thereunder of any of their obligations under any Assumed Contract required to be set forth on Schedule 3.14(a) or contracts of the Foreign Entities required to be set forth on Schedule 3.14(a), and, not amend any of the terms and conditions of any Assumed Contract required to be set forth on Schedule 3.14(a) or contracts of the Foreign Entities required to be set forth on Schedule 3.14(a), in each case except in the ordinary course of business;

                    (xv) except with respect to any contract that Purchaser has designated not to assume hereunder pursuant to Section 5.16, fail to use reasonable commercial efforts to timely comply in all material respects with all material monetary and nonmonetary Liabilities under each material contract (including Assumed Contracts) or, in the case of the Foreign Entities, the contracts to which they are a party, as in effect on the date hereof, and not file any notice or otherwise seek to assume or reject any contract (including Assumed Contracts);

                    (xvi) form or establish any new Subsidiaries or Affiliates;

                    (xvii) (A) change payroll periods in respect of any employee of the Tower Group other than in the ordinary course of business, or (B) hire any Person who would be an officer of a Tower Group;

                    (xviii) knowingly fail to use commercially reasonable efforts to obtain and renew all material permits or licenses held by or in connection with the business of the Tower Group;

                    (xix) terminate, other than at the expiration of a term not subject to renewal at the option of the Tower Group, cancel or amend, or cause the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by it or them with respect to the business of the Tower Group which is not replaced by a comparable insurance coverage;

                    (xx) enter into any new Collective Bargaining Agreements or amend or modify any existing Collective Bargaining Agreements, in each case, applicable to employees of the Tower Group without first informing Purchaser of all of the material terms and provisions thereof;

                    (xxi) other than in the ordinary course of business, enter into any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement, interest rate exchange agreement, currency exchange agreement, forward contract, repurchase and reverse repurchase contract, or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including any arrangement whereby, directly or indirectly, the party thereto has the right to receive periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such party calculated by applying a fixed or floating rate of interest on the same notional amount or otherwise (other than interest rate protection agreements entered into in connection with or required pursuant to the DIP Loan Credit Agreement);

                    (xxii) fail to make all payments due prior to the Closing under the DIP Loan Credit Agreement, the Second Lien Loan or the Industrial Revenue Bonds;

                    (xxiii) fail to make any pension or other payment to or for the benefit of employees when due;

                    (xxiv) knowingly or intentionally violate any material Laws;

                    (xxv) take any action to settle any Chapter 5 Claim that constitutes a portion of the Acquired Assets; or

                    (xxvi) agree, whether in writing or otherwise, to do any of the foregoing.

          Section 5.2. Access to Information.

               (a) During the period from the execution of this Agreement through the earlier of, the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each Company Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting any applicable confidentiality agreement with any Person (provided that Seller shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), afford representatives of Purchaser and its financing sources access, during normal business hours, to all properties, offices, books, contracts, commitments and records and such financial (including all working papers) and operating data of the Tower Group, in order to conduct visual inspection thereof and meetings with various employees or representatives of the Tower Group, and will furnish, within a reasonable time, to Purchaser, its representatives and its financing sources all information (including extracts and copies of books, records, contracts and other documents) concerning the operations and business of the Tower Group, including access to its personnel, as Purchaser, its representatives or its financing sources may reasonably request, and that is in the possession and control of the Tower Group. In conducting any inspection of any properties of the Tower Group, neither Purchaser nor any of their representatives shall:

                    (i) contact or have any discussions with any of the Company's or Company Subsidiary's employees, agents, or representatives other than those individuals set forth on Schedule 5.2(a)(i) attached hereto, unless in each case Purchaser receives the consent (which shall not be unreasonably withheld or delayed) of one of Kathleen Ligocki, James Mallak, E. Renee Franklin or Jeffrey Kersten or Lazard Freres & Co., LLC (the "NOTICE GROUP") prior to any such contact or discussion or one of the Notice Group participates in such contact or discussions;

                    (ii) substantially interfere with the business of the Tower Group;

                    (iii) damage any property or any portion thereof; or

                    (iv) perform any invasive and substantial environmental investigation of the Tower Group's properties without the Seller's prior written or oral consent, which such consent shall not be unreasonably withheld. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, the Tower Group shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Tower Group or contravene any Law or binding agreement entered into prior to the date of this Agreement. The relevant Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

               (b) All information obtained pursuant to this Section 5.2 shall continue to be governed by the Confidentiality Agreement, which the Parties agree shall not survive the Closing; provided, however, if any of the terms of this Agreement conflict with any of the terms of the Confidentiality Agreement, the terms of this Agreement shall control.

               (c) The Tower Group shall permit Purchaser reasonable access to have informal communications with the Tower Group's customers, but formal communications and meetings primarily related to the Tower Group shall take place only with at least three (3) day's prior notice to the Notice Group and Seller shall have the right to participate in or attend such formal communication or meeting.

          Section 5.3. Superior Offers.

          Seller shall notify Purchaser in accordance with the Marketing Protocol Order with respect to any Acquisition Proposal and otherwise cooperate in assuring that Purchaser receives the benefits contemplated by the Marketing Protocol Order.

          Section 5.4. Bankruptcy Court Orders. Purchaser agrees to cooperate with Seller in providing any information and evidence that may reasonably be required to demonstrate to the Bankruptcy Court's satisfaction (i) adequate assurance of future performance of all Assumed Contracts and (ii) a finding that Purchaser is a good-faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code.

          Section 5.5. Notice of Filings.

          Seller shall give notice to Purchaser at least four (4) business hours prior to Seller filing any material pleading in the Bankruptcy Case that is related to or affects Seller, the Acquired Assets, customer agreements, any Bankruptcy Case Claims or the transactions contemplated pursuant to this Agreement, by providing a copy or substantially complete draft of such pleading and all exhibits thereto to Purchaser's counsel by email, to the email address set forth on Schedule 5.5 attached hereto.

          Section 5.6. Further Action; Reasonable Best Efforts.

               (a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated hereby and thereby as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as reasonably practicable. Purchaser shall bear the sole responsibility for the fees associated with all filings under the HSR Act.

               (b) Subject to all applicable confidentiality requirements and all applicable Laws, Purchaser, on the one hand, and Seller, on the other hand, shall, in connection with the efforts referenced in Section 5.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences; provided, however, that no Party hereto shall be required to provide any other Party with copies of confidential documents or information included in its filings and submissions under the HSR Act, and provided, further, that a Party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the Parties.

               (c) Notwithstanding the covenants of the Parties contained elsewhere in this Section 5.6 or in Section 5.10, if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby and thereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby and thereby, each of Purchaser and the Company shall use its reasonable commercial efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that neither Purchaser nor any of its Affiliates shall be required to (i) divest, hold separate (including by trust or otherwise) or otherwise dispose of, sell, assign or transfer any of their respective businesses, assets, investments, securities or rights of any kind or nature or (ii) defend, contest or resist any action or proceeding or seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

               (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 5.6.

          Section 5.7. Public Announcements. Each of Seller and Purchaser agrees that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any Party without the prior written consent of the Company and Purchaser (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law, the rules or regulations of any applicable United States securities exchange, or with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time, and in no event less than one (1) Business Day, to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party. Notwithstanding the prior sentence, Purchaser agrees and acknowledges that Seller may file this Agreement with the Bankruptcy Court promptly after the date hereof and that any action Seller and its representatives take in good faith in connection with soliciting bids and preparing bidders for the Auction shall not be a violation of this Section 5.7.

          Section 5.8. Availability of Business Records; Cooperation Following the Closing. After the Closing Date, Purchaser shall provide to Seller, the Unsecured Creditors Trust and the Post-Consummation Trust (after reasonable notice and during normal business hours and without charge to Seller, the Unsecured Creditors Trust and the Post-Consummation Trust, as applicable) access to all books, records, contracts and other documents relating to periods prior to the Closing and shall preserve such books, records, contracts and other documents until the date which is six (6) years after the Closing Date. Such access shall include access to any computerized information systems that contain data regarding the Acquired Assets. With respect to any litigation and Claims that are not Assumed Liabilities, Purchaser shall render all reasonable assistance that Seller, the Unsecured Creditors Trust and the Post-Confirmation Trust may request in defending such litigation or claim and shall make available to Seller, the Unsecured Creditors Trust and the Post-Confirmation Trust personnel most knowledgeable about the matter in question provided that such assistance does not materially interfere with the duties and responsibilities of Purchaser's personnel. Following the Closing, Purchaser will reasonably make available to Seller, the Unsecured Creditors Trust and the Post-Confirmation Trust without charge its employees for purposes of managing and discharging the Excluded Assets and its

Liabilities, provided that the availability of Purchaser's employee(s) or consultant(s) does not cause a material disruption to management and operation of Purchaser's business. If after the Closing any party shall receive any payment or revenue that belongs to another party pursuant to this Agreement, such party shall promptly remit or cause to be remitted the same to the party entitled to the payment, as applicable, without set-off or deduction of any kind or nature.

          Section 5.9. Financing Assistance. The Tower Group shall use commercially reasonable efforts to assist and cooperate with Purchaser and its financing sources, including by making its employees and representatives reasonably available to Purchaser and its financing sources, and shall provide such assistance as Purchaser may reasonably request in connection therewith, including, without limitation:

               (a) meeting by telephone conferences or if reasonably requested by Purchaser in person with financing sources to discuss and answer questions concerning the Tower Group's business and allowing such financing sources, and such financing source's representatives, to visit various Tower Group's facilities; and

               (b) executing and delivering such customary and reasonable perfection certificates as Purchaser's financing sources may request.

          The providing of such assistance shall not substantially interfere with the management, business or operation of the Tower Group. The Tower Group shall not be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of the Tower Group or contravene any Law or binding agreement entered into prior to the date of this Agreement. The relevant Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          Section 5.10. Further Assurances.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement in accordance with the terms hereof and to bring about the satisfaction of all other conditions to the other Party's obligations hereunder; provided, however, that nothing in this Agreement shall obligate Seller or Purchaser, or any of their respective Affiliates, to waive or modify any of the terms and conditions of this Agreement or any documents contemplated hereby, except as expressly set forth herein.

               (b) Seller shall give notice to Purchaser as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that resulted in, or that would be reasonably likely to result in:

                    (i) any representation or warranty set forth in Article 3 being or becoming untrue or inaccurate in any material respect with respect to Seller as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date);

                    (ii) the failure by Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement; or

                    (iii) any change, effect, event, occurrence, state of facts or development of which it becomes aware that would result in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

               (c) Purchaser shall give notice to Seller as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that resulted in, or that would be reasonably likely to result in:

                    (i) any representation or warranty set forth in Article 4 being or becoming untrue or inaccurate in any material respect with respect to Purchaser as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date); or

                    (ii) failure by Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Purchaser under this Agreement, provided, however, that no such notification shall affect or cure a breach of any of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the Parties under this Agreement.

          Section 5.11. Reorganizations.

          If and when all the conditions set forth in Article 7 have been satisfied (other than those conditions which are to be satisfied simultaneously with, or immediately prior to, the Closing), then Seller shall undertake such lawful sales, assignments, mergers, reorganizations or similar transactions of its entities or assets (collectively, the "REORGANIZATIONS") as reasonably requested by Purchaser and which cannot be undertaken by Purchaser simultaneously with or following the Closing without depriving Purchaser of the material benefits it expects to receive from the Reorganizations; provided, that, Seller shall have no obligation to consummate the Reorganizations if the Reorganizations would have a materially detrimental effect (as determined in the reasonable good faith discretion of Seller) upon Seller or its employees, officers, directors, shareholders or holders of claims against the Seller. It is further agreed that the Reorganizations shall be undertaken as close to the Closing Date as possible. Purchaser shall indemnify and hold Seller, its employees, officers, directors, shareholders or holders of claims against the Seller harmless for all Liabilities (including, without limitation, foreign taxes or other taxes) incurred by any of them in connection with such Reorganizations and shall acknowledge such in a writing reasonably acceptable to Seller prior to the consummation of the Reorganizations. Purchaser's indemnification of Seller and its employees, officers, directors, shareholders or holders of claims against the Seller shall be full and complete and shall not be subject to any limitations, holdbacks, baskets, offsets or similar adjustments under this Agreement, and shall not be applied against the maximum amount of Transfer Taxes for which Purchaser has agreed to be liable under
Section 5.12 hereunder.

          If any such Reorganization requires the approval of the Bankruptcy Court, the Parties shall cooperate and use their respective commercially reasonable efforts to obtain such approval and any such Reorganization shall be subject to the receipt of such Bankruptcy Court approval.

          Section 5.12. Transfer Taxes.

               (a) In addition to and not in limitation of the provisions of
Section 5.11, Purchaser agrees that it will be liable for, and shall hold Seller harmless from, any and all Transfer Taxes incurred pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements, including any transfer of property requested by Purchaser to facilitate such transactions, up to the amount of Seven Hundred Fifty Thousand Dollars ($750,000). Seller agrees that it will be liable for, shall promptly pay when due and shall hold Purchaser harmless from, any and all Transfer Taxes incurred pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements, including any transfers of property requested by Purchaser to facilitate such transactions, to the extent such Transfer Taxes exceed Seven Hundred Fifty Thousand Dollars ($750,000). Seller shall make reasonable efforts to obtain a ruling in an Order from the Bankruptcy Court finding that the transactions contemplated by this Agreement are exempt from Transfer Taxes to the extent permitted by applicable Law. Any interest paid or owed with respect to Transfer Taxes shall be paid by Purchaser or Seller based on which of such Parties was liable for the underlying Tax hereunder. For the avoidance of doubt, the Parties agree that any income Tax or similar Tax incurred by the Tower Group or any Tax on capital gain arising out of the transactions contemplated by this Agreement shall not be a Transfer Tax for the purposes of this Agreement.

               (b) Purchaser shall reimburse Seller by wire transfer of immediately available funds within thirty (30) days of Seller's written notice of payment of (i) any Transfer Taxes for which Purchaser is liable under Section 5.12(a) and (ii) any other Taxes assumed by Purchaser as a Working Capital Obligation and Purchaser shall not assert any right of offset with respect to such reimbursement obligations. Purchaser shall have the right to withhold such amounts from the amounts to be paid pursuant to this Section 5.12 in accordance with applicable Law.

               (c) Purchaser and Seller agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

          Section 5.13. Name Change. At Closing, Seller shall deliver to Purchaser executed certificates and other instruments for filing and promptly following the Closing, such certificates and instruments as filed in each jurisdiction where a Seller entity is formed and in each jurisdiction where such Seller entity is registered as a Foreign Entity that shall effect a change of Seller entity's name ("NAME CHANGE FILINGS") to any name Seller reasonably selects provided such name does not contain the words "Tower", "Automotive", "Algoods" or "Trylon" and any derivation thereof. Notwithstanding the foregoing, Purchaser hereby grants to Seller a royalty-free, non-transferable license to use the name "Tower Automotive, Inc." in connection with the Chapter 11 cases (the "CHAPTER 11 CASES") and post-confirmation administrative and wind-down related activities.

          Section 5.14. Certain Contract Matters.

               (a) With respect to the negotiation, execution and delivery of
(i) a new Collective Bargaining Agreement between the Company or any Company Subsidiary with The International Union, United Automobile, Aerospace & Agricultural Implement Workers of America as the recognized representative for the hourly workforce at the Seller's Bellevue, Ohio facility, or (ii) a new Collective Bargaining Agreement or an extension or modification of the existing Collective Bargaining Agreement, in respect of Seller's Chicago, Illinois facility, with the International Union, United Automobile, Aerospace & Agricultural Implement Workers of America, and its Local No. 3212, Seller shall not enter into any such agreement without first informing Purchaser of all of the material terms and provisions thereof.

               (b) Neither the Company nor any Company Subsidiary shall consummate or complete any joint venture agreement with Rasandik Engineering Industries India Ltd, without the prior written consent of Purchaser, consent not to be unreasonably withheld or delayed.

          Section 5.15. Certain Tax Matters.

          Seller shall permit Purchaser to review and comment on each Tax Return
(a) of any Seller that is filed after the date of this Agreement if that Tax Return is filed with respect to any period that includes, or any event that occurs on, any date between February 2, 2005 and the Closing Date, and (b) of any Foreign Entity that is filed after the date of this Agreement, regardless of the period covered by the Tax Return. Seller shall provide to Purchaser for its review and comment all income Tax Returns, including German federal and German trade Tax Returns and any similar returns to be filed in any jurisdiction, as soon as they become available, even prior to May 15, 2007. Seller and Purchaser shall work to compile by May 15, 2007 a list of all other applicable Tax Returns which will be made available to Purchaser; provided, however, that Purchaser shall make the final determination as to which Tax Returns it shall be permitted to review and comment on. Purchaser shall review such Tax Returns promptly such that they can be timely filed, and Seller shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Seller shall promptly give written notice to Purchaser of any inquiry, audit, or other proceeding by any Taxing authority of (x) any Seller if such inquiry, audit, or other proceeding is with respect to any period that includes, or any event that occurs on, any date between February 2, 2005 and the Closing Date or (y) any Foreign Entity for any period. Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any such inquiry, audit, or other proceeding, and Purchaser shall have the sole right to direct the response to the inquiry, audit, or other proceeding if the Tax at issue is a Working Capital Obligation or is with respect to any Foreign Entity.

          Section 5.16. Assumed Contracts and Cure Amounts.

          Seller shall cooperate with Purchaser and use commercially reasonable efforts to assemble a comprehensive list of all of Seller's executory contracts and unexpired leases of real and personal property together with Cure Amounts (the "ASSUMED CONTRACT LIST") and Seller shall provide a final Assumed Contract List (including its good faith determination of Cure Amounts) to Purchaser on or before May 14, 2007. A preliminary list, without cure amounts, is attached as
Schedule 5.16. On or before June 4, 2007, Seller shall file, pursuant to section 365 of the Bankruptcy Code, one or more motions (the "365 MOTIONS") with the Bankruptcy Court seeking authorization to (a) assume and assign to Purchaser any of the executory contracts or unexpired leases designated by Purchaser to be included in the 365 Motions and (b) to fix the maximum amount of any Cure Amount, provided, however, notwithstanding the provisions contained in the definition of Excluded Assets or otherwise, Purchaser shall have the unfettered right to remove any executory contract or unexpired lease from the Assumed Contracts in its discretion at any time through Closing. In the event Purchaser identifies any executory contract or unexpired lease that it wants to be included as an Assumed Contract after the filing of the 365 Motions and that was not previously on the final Assumed Contract List or identified to Purchaser in writing a reasonable period of time prior to the filing of the 365 Motions and deleted by Purchaser, Seller shall use its reasonable best efforts, and in compliance with section 365 of the Bankruptcy Code, to assume and assign such executory contract or unexpired lease to Purchaser.

                                   ARTICLE 6.

                                EMPLOYEE MATTERS

          Section 6.1. Employee Matters.

               (a) Purchaser shall offer employment to Seller's union-represented employees at purchased facilities, and to other active Seller Employees on an at will basis, on such terms and conditions as Purchaser deems appropriate (subject to Section 6.1(c) below).

Except as otherwise provided by Section 6.1(b) below, such offers of employment shall be for employment with Purchaser effective upon the Closing Date.

               (b) All Seller Employees who accept Purchaser's offer of employment (by reporting to work or otherwise), or, in the case of a Seller Employee on an approved leave of absence with the Tower Group as of the Closing Date who returns to work by no later than the date that such Seller Employee's approved leave of absence expires, shall become employees of Purchaser as of the later of the Closing Date or the date he or she returns to work ("HIRED EMPLOYEES"). Seller hereby releases all Seller Employees from any employment, noncompete and/or confidentiality agreement (or similar agreement) previously entered into between Seller, to the extent necessary to allow such Seller Employees to serve Purchaser.

               (c) For all non-union Hired Employees, Purchaser shall employ such individuals on an at-will basis on terms that provide (i) the same or greater base salary, wages and bonus and incentive compensation opportunity (including, for Seller Employees with employment offer letters disclosed on Schedule 3.14, the same economic terms and conditions of employment as described therein, without regard to any equity awards or any amounts that would be duplicative of other payments made to the employee) and (ii) employee benefit packages that are substantially similar in the aggregate to the current benefits provided such Seller Employees including, but not limited to, medical and dental coverage and a 401(k) plan (such 401(k) plan to be implemented by Purchaser on the Closing Date). For all non-union Hired Employees who remain employed by Purchaser during the period, Purchaser will maintain the requisite level of salary and wages for a minimum of one (1) year from the Closing Date and such benefits through the end of the applicable plan year ending after the Closing Date. Terms and conditions of unionized Hired Employees will be as determined by applicable Collective Bargaining Agreements.

               (d) Effective upon the Closing Date, Purchaser shall assume sponsorship of each Assumed Plan (including all related assets and benefit Liabilities thereunder). Effective upon the Closing Date, Seller shall transfer to Purchaser any and all trusts, insurance contracts, accounts or other funding arrangements with respect to the Assumed Plans. Seller and Purchaser shall cooperate in good faith in obtaining all consents, authorizations and approvals of any third party or Governmental Authority required to effect the transfer of the sponsorship of each Assumed Plan. Seller shall, on or prior to the Closing Date, transfer to Purchaser all Assumed Plan Documents and Records in the possession of, or under the direct or indirect control of, Seller, any Affiliate of Seller or any fiduciary or administrator of an Assumed Plan. Seller shall also use commercially reasonable efforts to cause each third party who performs services with respect to an Assumed Plan, including trustees, actuaries, accountants, consultants, investment managers and advisors, and attorneys, to transfer to Purchaser or its designee such Assumed Plan Documents and Records as Purchaser may reasonably require to maintain and administer each Assumed Plan and any related trusts, accounts or other funding arrangements. To the extent that any Assumed Plan Documents and Records are in electronic format, Seller and Purchaser shall cooperate and use good faith efforts to have such Assumed Plan Documents and Records transferred to Purchaser or its designee(s) electronically.

               (e) Except as set forth in Section 6.1(c), nothing contained in this Agreement shall restrict Purchaser from changing any benefit plan, policy or arrangement of Purchaser, after the Closing Date.

               (f) No past, present or future employees of Seller or Purchaser, no labor organization, and no employee benefit plan shall be treated as third-party beneficiaries of the provisions contained in this Agreement.

               (g) Purchaser acknowledges that the consummation of the transactions contemplated hereby shall constitute a "Change in Control" as defined in the Change in Control Agreements; provided, that Seller represents that (except with respect to one individual previously disclosed to Purchaser who had a "Qualifying Termination") no payment rights are triggered solely by the Change in Control and any payment owed thereunder shall only be paid in the event that a "Qualifying Termination" (having the meaning contained in the Change in Control Agreements) occurs pursuant to the terms of such Change in Control Agreements. Seller shall furnish, upon the reasonable request of Purchaser, any prepared reports pertaining to the Change in Control Agreements.

               (h) Purchaser shall continue Seller's leave of absence policies for Seller Employees who are on leave of absence as of the Closing Date (including leave of absence due to disability) for the balance of their leave, subject to such changes, if any, as Purchaser may make that are consistent with any leave of absence policy that is applicable to similarly situated Hired Employees following the Closing Date generally.

               (i) Purchaser shall permit its 401(k) or other tax-qualified defined contribution plan to accept rollovers of distributions (or direct rollovers) from Seller's 401(k) plan, including rollovers of loans in kind.

               (j) Each Hired Employee shall, to the extent permitted by Law and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit (for eligibility to participate, for vesting and for vacation and severance entitlement, but not for other benefit accrual purposes) under Purchaser employee benefit plans for years of service with the Tower Group prior to the Closing Date that were recognized under a similar employee benefit plan of the Tower Group for such Hired Employee (except to the extent that doing so would cause a duplication of benefits).

          Section 6.2. Management Incentive Plan.

          On or after the Closing Date, Purchaser shall implement a management incentive plan (the "MANAGEMENT INCENTIVE PLAN") for the benefit of the members of Purchaser's management team (the "SENIOR MANAGEMENT"). The type and manner of awards pursuant to the Management Incentive Plan, and the Management Incentive Plan's other terms and conditions shall be determined in the sole discretion of Purchaser in consultation with Senior Management. The Management Incentive Plan may provide, among other things, for the availability to Senior Management, restricted common stock grants, phantom options for the purchase of common stock or other equity equivalents for such common stock and shall be approximately equivalent to ten percent (10%) of Purchaser's common stock on a fully diluted basis on the Closing Date.

Purchaser agrees to grant, at a minimum, fifty percent (50%) of such awards to Senior Management within ninety (90) days of the Closing Date.

                                   ARTICLE 7.

                              CONDITIONS TO CLOSING

          Section 7.1. Mutual Conditions to Closing. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

               (a) The Bankruptcy Court shall have entered the (i) Sale Order and (ii) the Confirmation Order, and each such Order shall be a Final Order on the Closing Date;

               (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority and (ii) no claim, suit action, investigation, litigation or proceeding shall be pending or threatened in or before any Governmental Authority, in either case, which prohibits or seeks to prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that prior to invoking this condition each Party agrees to comply with Section 5.6;

               (c) (i) the waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, and (ii) all other material authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed or been obtained; and

               (d) each Ancillary Agreement shall have been executed by the applicable Party to such agreement.

          Section 7.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

               (a) The representations and warranties of Seller set forth in this Agreement including, without limitation, the representations contained within each Monthly Representation Report, shall be true and correct in all respects, on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all respects as of such specified date) with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect;

               (b) Seller shall have performed and complied with, in all material respects, the obligations, agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

               (c) Purchaser shall have received a certificate of an executive officer of the Seller, on behalf of the Seller and not in such executive officer's individual capacity (the "SELLER CERTIFICATE"), certifying that, to the best of such executive officer's knowledge, the conditions set forth in
Section 7.2 have been satisfied;

               (d) Seller shall have delivered to Purchaser all items set forth in Section 2.8 of this Agreement;

               (e) Seller shall have assumed and assigned to Purchaser all of the Assumed Contracts that constitute material customer and vendor agreements as reasonably identified by Purchaser on Schedule 5.16 and substantially all other Assumed Contracts on Schedule 5.16, as Schedule 5.16 is modified by Purchaser through the Closing;

               (f) If requested by Purchaser, Seller shall have received or obtained all third party consents in respect (i) of any joint venture, partnership, operating or shareholder agreement (other than Metalsa), (ii) of the transfer of the direct or indirect ownership of any Foreign Entity, or (iii) any contract to the extent such default would reasonably be likely to cause at least Two Million Dollars ($2,000,000) of Liabilities or damages for Purchaser, unless as a result of the Sale Order or other Final Order of the Bankruptcy Court, no third party consent is required for Purchaser to receive the full benefits of the agreements, ownership interests or contracts referred to above without default or damage thereto, which consents may be set forth, from time to time, on Schedule 7.2(f), as modified by Purchaser, from time to time, until five (5) Business Days prior to the Closing;

               (g) Since January 1, 2007, no event or events shall have occurred which has or would reasonably be expected to have a Material Adverse Effect;

               (h) The amount of the DIP Payment shall not exceed Six Hundred Eighty Million Dollars ($680,000,000) net of Seller's domestic entities' unrestricted cash;

               (i) The amount of Net Foreign Financial Indebtedness shall not exceed the equivalent of One Hundred Five Million Dollars ($105,000,000) (and Purchaser shall have received a certificate of the Chief Financial Officer of Seller on behalf of Seller and not in his personal capacity calculating Net Foreign Financial Indebtedness in accordance with this Agreement in reasonable detail);

               (j) the amount of the Second Lien Payment plus the amount of the IRB Payment shall not exceed Eighty Four Million Eight Hundred Thousand Dollars ($84,800,000).

          Section 7.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

               (a) Purchaser shall have delivered to, or on behalf of, Seller, the portion of the Purchase Price required to be delivered at Closing in the manner required herein;

               (b) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

               (c) Purchaser shall have performed in all material respects the material obligations (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligations shall be performed in all respects as required under this Agreement), and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to this Agreement at or prior to the Closing Date;

               (d) Seller shall have received a certificate of an authorized representative of Purchaser (on behalf of Purchaser and not in such authorized officer's individual capacity), certifying that, to the best of such authorized officer's knowledge, the conditions set forth in Section 7.3 have been satisfied;

               (e) Purchaser shall have delivered to Seller all items set forth in Section 2.9 hereto; and

               (f) all conditions set forth in the Plan to have been satisfied prior to effectiveness of the Plan shall have been satisfied.

                                   ARTICLE 8.

                        TERMINATION, AMENDMENT AND WAIVER

          Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

               (a) by mutual written consent of each Party hereto;

               (b) by any Party hereto if any court of competent jurisdiction or other Governmental Authority located or having jurisdiction within the United States shall have issued a Final Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, or other action is or shall have become final and nonappealable; provided, however, that neither Seller nor Purchaser shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such Party or any of its Affiliates has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Order;

               (c) by Purchaser if the Closing Date shall not have occurred on or before July 31, 2007 (the "TERMINATION DATE"); provided, however, the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Purchaser if any action of Purchaser or the failure of Purchaser to perform any of its obligations pursuant to this Agreement required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

               (d) by Seller if the Closing Date shall not have occurred on or before August 31, 2007; provided, however, the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Seller if any action of Seller or the failure of Seller to perform any of its obligations pursuant to this Agreement required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

               (e) by Seller if there shall have been a material breach of any covenant or agreement on the part of Purchaser contained in this Agreement such that the condition set forth in Section 7.3 would not be satisfied and which shall not have been cured prior to the earlier of (A) ten (10) Business Days following notice of such breach and (B) the Termination Date;

               (f) by Purchaser if there shall have been a material breach of any covenant or agreement on the part of Seller contained in this Agreement such that the condition set forth in Section 7.2 would not be satisfied and which shall not have been cured prior to the earlier of (i) ten (10) Business Days following notice of such breach and (ii) the Termination Date;

               (g) by Purchaser if the:

                    (i) Seller shall fail to file the Plan and an accompanying disclosure statement with the Bankruptcy Court on or before May 1, 2007; provided that Purchase must exercise the termination right of this Section 8.1(g)(i) prior to the date that is five (5) Business Days following the date that Seller shall file the Plan and an accompanying disclosure statement with the Bankruptcy Court;

                    (ii) Bankruptcy Court shall fail to enter, on or before June 5, 2007, an Order approving Seller's disclosure statement; provided that Purchaser must exercise the termination right of this Section 8.1(g)(ii) prior to the date that is five (5) Business Days following the date that the Bankruptcy Court shall enter an Order approving Seller's disclosure statement;

                    (iii) Bankruptcy Court shall fail to enter on or before July 11, 2007 the Confirmation Order; provided that Purchaser must exercise the termination right of this Section 8.1(g)(iii) prior to the date that is five (5) Business Days following the date that the Bankruptcy Court shall enter the Confirmation Order;

                    (iv) Confirmation Order does not become a Final Order on or before July 23, 2007; provided that Purchaser must exercise the termination right of this Section 8.1(g)(iv) prior to the date that is five (5) Business Days following the date that the Confirmation Order shall become a Final Order;

                    (v) Seller shall fail to hold an Auction on or before June 25, 2007;

                    (vi) Bankruptcy Court shall fail to enter, on or before July 11, 2007, an Order designating Purchaser as the successful bidder;

                    (vii) Seller's 2006 Audited Statements are not completed and delivered to Purchaser in final form by July 5, 2007; provided, however, Purchaser must exercise the termination right set forth in this Section 8.1(g)(vii) within ten (10) Business Days of receiving such 2006 Audited Statements;

                    (viii) Seller's 2006 Audited Statements are not materially consistent with the information Seller disclosed or made available to Purchaser prior to the execution of the Agreement, including information disclosed in the SEC Reports filed prior to the date of this Agreement, disclosed in the bankruptcy filings, or disclosed on the Company Disclosure Schedule; provided, however, Purchaser must exercise the termination right set forth in this Section 8.1(g)(viii) within ten (10) Business Days of receiving such 2006 Audited Statements;

                    (ix) if an examiner with expanded powers is appointed in one or more of Seller's Chapter 11 Cases;

                    (x) if the Bankruptcy Case is converted to Chapter 7 of the Bankruptcy Code;

                    (xi) if a trustee is appointed for Seller; or

                    (xii) if Purchaser's meetings with Ford, Volkswagen, DaimlerChrysler, BMW and/or Hyundai/Kia shall disclose to Purchaser information that individually or in the aggregate is materially adverse to Seller's business or that could reasonably be expected to be materially adverse to Seller's business as a whole and is not materially consistent with the information Seller disclosed or made available to Purchaser prior to the execution of the Agreement, provided, however, the termination right set forth in this Section 8.1(g)(xii) shall only be exercisable if Purchaser (A) uses its reasonable efforts (Seller also being required to use its reasonable efforts) to hold the Purchaser Customer Meetings as soon as reasonably practicable after the date hereof; and (B) exercises the termination right set forth in this Section 8.1(g)(xii) on or prior to June 1, 2007.

               (h) by any Party hereto if (i) Seller executes an agreement which contemplates an Alternative Transaction or (ii) Seller consummates an Alternative Transaction or a Partial Acquisition;

               (i) by Purchaser, if a payment default (whether or not waived by the DIP Lender) with respect to the DIP Revolver or the DIP Term Loan (as defined in the DIP Loan Credit Agreement) occurs or if there is any acceleration of the amounts due under the DIP Loan Credit Agreement.

               (j) by Purchaser if the amount of the DIP Loan exceeds Six Hundred Eighty Million Dollars ($680,000,000) net of Seller's domestic entities' unrestricted cash for any three (3) consecutive days; provided that Purchaser must exercise the termination right contained in this Section 8.1(j) prior to the date that is ten (10) calendar days after the date that Purchaser is notified in writing that the amount of the DIP Loan net of Seller's domestic entities' unrestricted cash is again less than Six Hundred Eighty Million Dollars ($680,000,000), which notice shall also identify the amount of the borrowing in excess of the limits set forth in this Section 8.1(j).

          Section 8.2. Effect of Termination.

               (a) In the event of the termination of this Agreement pursuant to
Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of any Party hereto, except with respect to Sections 3.23, 4.6, 5.2(b), 5.6, this Section 8.2 and Article 9, which shall survive such termination; provided, however, that, subject to the provisions of this Section 8.2, nothing herein shall relieve any Party from Liability for any breach hereof. Notwithstanding the foregoing, it is understood and agreed that if this Agreement is properly terminated by Seller pursuant to Section 8.1(e), then Seller shall be entitled to receive, as liquidated damages and not as a penalty, the sum of Fifteen Million Dollars ($15,000,000) subject to the procedures contained in the Escrow Agreement. In addition, upon such a termination pursuant to Section 8.1(e), Seller shall be entitled to prove that its actual contractual damages arising directly from the breach by Purchaser exceeded Fifteen Million Dollars ($15,000,000), and in such event, it may recover up to a maximum of Twenty Five Million Dollars ($25,000,000) (inclusive of the liquidated damages amount set forth in this Section 8.2). The Deposit shall be the exclusive source of funds for recovery by Seller of liquidated damages and/or any additional damages arising from this Agreement, so that in no event shall Purchaser have any liability under this Agreement in excess of the Deposit. In addition to, and not in limitation of the foregoing, Purchaser shall under no circumstances be liable for punitive damages.

               (b) In the event that this Agreement is terminated for any reason other than pursuant to Section 8.1(e), Seller shall promptly following such termination instruct the Escrow Agent to return the Deposit to Purchaser.

               (c) Notwithstanding anything herein to the contrary, in the event this Agreement is terminated pursuant to Section 8.1(g), Purchaser shall have the rights granted to it in the Marketing Protocol Order.

No provision herein shall affect or modify the rights of the Parties under the Marketing Protocol Order.

          Section 8.3. Amendment. This Agreement may not be amended except by a written instrument executed and delivered by the Parties hereto.

          Section 8.4. Waiver. (a) At any time prior to the Closing Date, any Party hereto may in writing:

                    (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto;

                    (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

                    (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.

               (b) Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

                                   ARTICLE 9.

                               GENERAL PROVISIONS

          Section 9.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing Date, except for
(i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing Date and (ii) this
Article 9.

          Section 9.2. Materiality; Company Disclosure Schedule.

               (a) As used in this Agreement, unless the context would require otherwise, the terms "material" and the concept of the "material" nature of an effect upon Seller shall be measured relative to the entire business of the Tower Group taken as a whole. There have been, however, included in the Company Disclosure Schedule and may be included elsewhere in this Agreement items which are not "material" within the meaning of the immediately preceding sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by Seller that such items are "material" or to further define the meaning of such term for purposes of this Agreement. Disclosures included in any Schedule of the Company Disclosure Schedule shall be considered to be made for purposes of all other sections of the Company Disclosure Schedule to the extent that the relevance of any such disclosure to any other section of the Company Disclosure Schedule is reasonably apparent from the text of such disclosure.

               (b) From time to time prior to the Closing, Seller may supplement or amend the Company Disclosure Schedule. No supplement or amendment of a Company Disclosure Schedule shall cure any breach of any representation or warranty.

          Section 9.3. Notices.

               (a) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (Eastern Standard Time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the Party to whom such notice is required to be given.

               (b) The address for such notices and communications shall be as follows:

          if to Seller or the Company:

                    Tower Automotive, Inc.
                    27275 Haggerty Road
                    Novi, Michigan 48377
                    Facsimile: (248) 675-6459
                    Attention: Ms. Kathleen Ligocki

                    with a copy to (which shall not constitute notice):

                    Kirkland & Ellis LLP
                    200 East Randolph Drive
                    Chicago, Illinois 60601
                    Facsimile: (312) 861-2200
                    Attention: Jeffrey C. Hammes P.C.
                               Anup Sathy, P.C.

          if to Purchaser:

                    TA Acquisition Company, LLC
                    c/o Cerberus Capital Management, L.P.
                    299 Park Avenue
                    New York, New York 10171
                    Facsimile: (212) 891-1541
                    Attention: Mr. Dev B. Kapadia, Managing Director
                               Mr. Seth Gardner, Managing Director

                    with a copy to (which shall not constitute notice):

                    Lowenstein Sandler PC
                    1251 Avenue of the Americas
                    New York, New York 10020
                    Facsimile: (973) 597-2425
                    Attention: Robert G. Minion, Esq.

          Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          Section 9.5. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Confidentiality Agreement, the Marketing Protocol Order and the Ancillary Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties hereto with respect to the subject matter hereof including, without limitation, that certain Term Sheet for the Sale of Tower Automotive, Inc., dated as of March 28, 2007 by and between the Company and Cerberus Capital Management, L.P.

          Section 9.6. Assignment. (a) This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns (including, with respect to the Seller, the Post-Consummation Trust). No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, Purchaser may, without Seller's consent:

                    (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates;

                    (ii) designate one or more of its Affiliates to perform its obligations hereunder; or

                    (iii) assign its rights hereunder to its lenders as collateral for indebtedness.

               (b) In the event Purchaser assigns its rights as set forth in this Section 9.6, Purchaser and any of its United States Affiliates that acquire any Acquired Assets, other than interests in any Foreign Entities, shall be jointly and severally responsible for the performance of all of its obligations pursuant to this Agreement.

          Section 9.7. No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to:

               (a) confer any rights or remedies upon any Person other than Parties hereto and their respective successors and permitted assigns;

               (b) to create any agreement of employment with any Person; or

               (c) to otherwise create any third party beneficiary hereto.

          Section 9.8. Governing Law.

          This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code; provided that, the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the Laws of the jurisdiction in which such property is located.

          Section 9.9. Jurisdiction. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Bankruptcy Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Bankruptcy Court and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in
Section 9.3. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

          Section 9.10. Waiver of Jury Trial.

          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT ANCILLARY AGREEMENTS AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS

AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

          Section 9.11. Counterparts; Electronic Transmission.

          This Agreement may be executed and delivered:

               (a) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement and binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the original or to the same counterpart; and

               (b) via (i) facsimile transmission or (ii) other electronic transmission which provides an accurate copy of this Agreement (collectively, the "ELECTRONIC COPY"), which such Electronic Copy shall be deemed an original.

          Section 9.12. Interpretation.

               (a) When reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated.

               (b) The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (c) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          Section 9.13. Expenses. Except as set forth in this Agreement and whether or not the transactions contemplated hereby are consummated, each Party shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated hereby.

          Section 9.14. Currency. All references to currency amounts or "$" or "Dollars" set forth in this Agreement shall be deemed United States of America legal tender unless expressly stated otherwise. To the extent the context requires, all foreign currencies shall be translated at the Budgeted Exchange Rate, if stated, or the spot rate as set forth in The Wall Street Journal on May 1, 2007.

          Section 9.15. Preparation of this Agreement. Purchaser and Seller hereby acknowledge that:

               (a) Purchaser and Seller jointly and equally participated in the drafting of this Agreement and the Ancillary Agreements;

               (b) Purchaser and Seller have been adequately represented and advised by legal counsel with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; and


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

               (c) No presumption shall be made that any provision of this Agreement shall be construed against either Party by reason of such role in the drafting of this Agreement and the Ancillary Agreements.

          Section 9.16. Releases.

               (a) Effective as of the Closing, Seller and, to the extent Seller has the authority to bind such Person, each of its past and present stockholders, officers, directors, attorneys, successors, assigns, employees, agents, servants, parent companies, subsidiaries, affiliates, related corporations, partners, representatives, predecessors, insurers, indemnitors, and creditors, hereby release, covenant not to sue, acquit and forever discharge Purchaser and its Affiliates including all Foreign Entities and each of their respective stockholders, officers, directors, attorneys, successors, assigns, employees, agents, servants, attorneys, parent companies, subsidiaries, Affiliates related corporations, partners, representatives, predecessors, insurers, indemnitors, and any and all persons acting by, through, under or in concert with any of them, from any claims arising prior to the Closing; provided, however that this release shall not include a release of any rights under this Agreement.

               (b) Effective as of the Closing, Purchaser and, to the extent Purchaser has the authority to bind such Person, and each of its past and present stockholders, officers, directors, attorneys, successors, assigns, employees, agents, servants, parent companies, subsidiaries, affiliates, related corporations, partners, representatives, predecessors, insurers, indemnitors, and creditors, hereby release, covenant not to sue, acquit and forever discharge Seller and its Affiliates and each of their respective stockholders, officers, directors, attorneys, successors, assigns, employees, agents, servants, attorneys, parent companies, subsidiaries, affiliates, related corporations, partners, representatives, predecessors, insurers, indemnitors, and any and all Persons acting by, through, under or in concert with any of them, from any claims arising prior to the Closing; provided, however that this release shall not include a release of any rights under this Agreement.

                      (signatures follow on the next page)

          IN WITNESS WHEREOF, each Seller and Purchaser have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective authorized officers or signatories.

SELLER

TOWER AUTOMOTIVE, INC.
ALGOODS, USA, INC.
R.J. TOWER CORPORATION
TOWER AUTOMOTIVE BARDSTOWN, INC.
TOWER AUTOMOTIVE BOWLING GREEN, LLC
TOWER AUTOMOTIVE CHICAGO, LLC
TOWER AUTOMOTIVE FINANCE, INC.
TOWER AUTOMOTIVE GRANITE CITY, LLC
TOWER AUTOMOTIVE GRANITE CITY SERVICES, LLC
TOWER AUTOMOTIVE INTERNATIONAL, INC.
TOWER AUTOMOTIVE INTERNATIONAL HOLDINGS, INC.
TOWER AUTOMOTIVE INTERNATIONAL YOROZU HOLDINGS, INC.
TOWER AUTOMOTIVE LANSING, LLC
TOWER AUTOMOTIVE MADISON, LLC
TOWER AUTOMOTIVE MICHIGAN, LLC
TOWER AUTOMOTIVE MILWAUKEE, LLC
TOWER AUTOMOTIVE PLYMOUTH, INC.
TOWER AUTOMOTIVE PRODUCTS COMPANY, INC.
TOWER AUTOMOTIVE RECEIVABLES COMPANY, INC.
TOWER AUTOMOTIVE SERVICES AND TECHNOLOGY, LLC
TOWER AUTOMOTIVE TECHNOLOGY, INC.
TOWER AUTOMOTIVE TECHNOLOGY PRODUCTS, INC.
TOWER AUTOMOTIVE TOOL, LLC
TOWER SERVICES, INC.
TRYLON CORPORATION


By: /s/ Kathleen Ligocki
    ---------------------------------
Name: Kathleen Ligocki
Title: President and CEO


TOWER AUTOMOTIVE, S.R.O.


By: /s/ Gerrit Kotterman
    ---------------------------------
Name: Gerrit Kotterman
Title: MD Tower Automotive S.R.O.


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

PURCHASER

TA ACQUISITION COMPANY, LLC


By: /s/ Dev Kapadia
    ---------------------------------
Name: Dev Kapadia
Title: President


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